SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOUTHSTAR ENERGY SERVICES LLC

(A Delaware Limited Liability Company)
(Member Managed)

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOUTHSTAR ENERGY SERVICES LLC

This Second Amended and Restated Limited Liability Company Agreement of SouthStar Energy Services LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), is entered into as of September 1, 2013 (the “Effective Date”), by and between Georgia Natural Gas Company, a Georgia corporation (“GNGC”), and Piedmont Energy Company, a North Carolina corporation (“Piedmont”) (referred to jointly herein as “Current Members”).

WITNESSETH

WHEREAS, the Current Members had previously entered into and amended an amended and restated limited liability company agreement relating to the formation and operation of the Company, which agreement and related Operating Policy and all schedules, exhibits and amendments thereto, the Current Members intend to be superceded by and terminated pursuant to the terms hereof;

WHEREAS, GNGC and Piedmont desire to maintain the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, for the purpose of selling on a non-regulated basis natural gas to target retail customers, providing non-regulated products and services related to such sales, and engaging in all other activities permitted by law and agreed to by the Members pursuant to the terms of this Company Agreement;

NOW THEREFORE, in consideration of the mutual agreements, promises and undertakings hereinafter set forth, the Members agree as follows:

ARTICLE I
Definitions

The following terms, as used herein, shall have the following meanings:

Acquisition shall have the meaning set forth in Section 7.1(d).

Act means the Delaware Limited Liability Company Act and all amendments to the Act, as in effect from time to time.

Additional Member means a Person other than a Current Member who has acquired a Company Interest from the Company or from another Member in accordance with Article XII of this Company Agreement pursuant to an Admission Agreement.

Admission Agreement means the agreement between an Additional Member and the Company described in Section 9.1(b) substantially in the form set forth as Exhibit E.

Affected Member shall have the meaning set forth in Section 12.5(a).

Affiliate means, with respect to any Person, any entity that a Person directly or indirectly, including through subsidiaries or intermediaries, Controls, is Controlled by, or is under common Control with such Person; including, in the case of a Member, such Person’s parent, and each entity that is Controlled by such Member’s parent.

AGLR means AGL Resources Inc., a Georgia corporation.

Allocable Share means, as to any Member, the percentage by which such Member shall share in the distribution of any Company Income, which percentage may change in proportion to which a change in the Member’s Capital Account may bear to the concurrent change in the Capital Account of the other Member(s).  As of the date hereof, each Member’s Allocable Share is listed on Exhibit D.

Appraiser shall have the meaning set forth in Section 12.4(b).

Assessment Notice shall have the meaning set forth in Section 7.1(d).

Assumed Payment Date shall have the meaning set forth in Section 16.1(b).

Auction shall have the meaning set forth in Section 13.2(c).

Auction Procedures shall have the meaning set forth in Section 13.2(c).

Auctioneer shall have the meaning set forth in Section 13.2(c).

Bankruptcy means, with respect to a Person: (i) the commencement against such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts, provided such proceeding shall not have been dismissed, nullified, stayed, or otherwise rendered ineffective (but only so long as such ineffectiveness shall continue in force) within ninety (90) days after the commencement of such proceedings; (ii) the commencement by such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts; (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, or trustee or assignee in bankruptcy or insolvency of such Person or of a substantial part of such Person’s property, or for the winding up or liquidation of its affairs, which decree or order remains in force undischarged and unstayed for a period of ninety (90) days; or (iv) a general assignment by such Person for the benefit of creditors or the admission by such Person in writing of its inability to pay its debts generally as they become due.

Business Plan means the plan by which the Members agree to conduct the business of the Company, which plan may be adopted and amended by the Members from time to time pursuant to Section 8.1(a)(2).

C&I Customer means a non-residential customer of natural gas that, per applicable utility tariffs, may obtain natural gas supplies other than from a utility by using such customer’s own or a third party’s transportation options.

C&I Option Notice shall have the meaning set forth in Section 7.4(d).

Capital Account means the account maintained for a Member determined in accordance with Section 9.4.

Capital Contribution means the value of Property contributed, from time to time, to the Company by any one Member, or provided that such value, in the case of Property other than cash, shall be the fair market value of such Property as reasonably determined by the Member contributing such Property and approved by Unanimous Vote of the Executive Committee or by the Dispute Resolution Procedures provided in Article XVI hereof.

Certificate of Formation means the certificate of formation of the Company as filed with the Delaware Secretary of State’s Office.

Change in Control means: (a) with respect to Piedmont, the acquisition by any single Person or group of Affiliates, of Control of PNG; or (b) with respect to GNGC, the acquisition by any single Person or group of Affiliates, of Control of AGLR.

CNG shall have the meaning set forth in Section 7.1(b).

Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto; any reference to a section of the Code or the Regulations shall mean such section or any successor thereto as in effect at the time or times in question.

Company shall have the meaning set forth in the preamble.

Company Agreement means this Second Amended and Restated Limited Liability Company Agreement of SouthStar Energy Services LLC, including all amendments adopted in accordance with this Company Agreement and the Act and together with all Exhibits and Schedules hereto.

Company Income means profit and loss of the Company for any Fiscal Year as determined in accordance with generally accepted accounting principles consistently applied.

Company Interest means as to any Member, the percentage by which such Member shall share in distributions of the Company’s assets upon any liquidation of the Company’s Property, which percentage may change in proportion to the amount by which such Member’s Capital Account then bears to the total of the Capital Accounts of all Members. The Company Interests of each of the Members as of the date hereof is set forth on Exhibit D.

Company Property means all Property owned of record or beneficially by the Company.

Company Sale shall have the meaning set forth in Section 13.2(b).

Compensation shall have the meaning set forth in Section 10.3(b).

Competing Assets shall have the meaning set forth in Section 7.1(d).

Confidential Information shall have the meaning set forth in Section 15.9.

Control means the possession, directly or indirectly, through one or more intermediaries, of (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities of the corporation; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than fifty percent (50%) of the distributions from such entity (including liquidating distributions); and (iii) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest in such entity.

Current Members shall have the meaning set forth in the preamble.

Delinquent Member shall have the meaning set forth in Section 9.3.

Disposition (Dispose) means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

Dispute shall have the meaning set forth in Section 16.1(a).

Dispute Appraiser shall have the meaning set forth in Section 16.2.

Dispute Resolution Procedures shall have the meaning set forth in Section 16.1(a).

Disputed Asset shall have the meaning set forth in Section 16.1(a).

Dissolution Event shall have the meaning set forth in Section 13.1.

Effective Date shall have the meaning set forth in the recitals.

Executive Committee shall have the meaning set forth in Section 8.1(a).

Executive Committee Representative or Representative shall have the meaning set forth in Section 8.2(a).

Expiration Date shall have the meaning set forth in Section 7.4(a).

Fair Market Amount shall have the meaning set forth in Section 16.1(b).

Fiscal Year shall have the meaning set forth in Section 4.4.

Grandfathered Assets shall have the meaning set forth in Section 7.1(c).

GNGC shall have the meaning set forth in the preamble.

Liquidating Trustee means the Member or such other Person as all Members agree (or, in the absence of such agreement, the Executive Committee), charged with carrying out the winding up of the Company.

LNG shall have the meaning set forth in Section 7.1(b).

Matching Contribution shall have the meaning set forth in Section 7.1(d).

Majority Vote means approval by greater than fifty percent (50%) of the votes cast by the voting Representatives on the Executive Committee, subject to the provisions of Sections 8.2 and 8.6 hereof.

Market Value means, with respect to a Company Interest of a Member: (i) the Company’s value as an on-going enterprise as determined by a discounted cash flow analysis (or as otherwise agreed by the Members in writing) multiplied by (ii) the percentage of the respective Member’s Company Interest as of the date of such Disposition or any other applicable date indicated by this Company Agreement.

Member means any Current Member or any Additional Member.

Negotiated Dissolution shall have the meaning set forth in Section 13.2(b).

Net Taxable Income and Net Tax Losses mean the Company’s taxable income or loss determined in accordance with Code Section 703(a) for each of its Fiscal Years (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) will be included in taxable income or loss) with the following adjustments: (i) such Net Taxable Income and Net Tax Losses will be computed as if items of tax-exempt income and nondeductible, non-capital expenditures (under Code Section 705(a)(l)(B) and 705(a)(2)(B)) were included in the computation of taxable income or loss; (ii) that any items specially allocated pursuant to Article VI hereof shall not be taken into account in computing Net Taxable Income or Net Tax Losses; (iii) if any Member contributes Property to the Company with an initial book value to the Company different from its adjusted basis for federal income tax purposes to the Company, or if Company Property is revalued in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(f) or as otherwise required by the Regulations, Net Taxable Income and Net Tax Losses will be computed as if the initial adjusted basis for federal income tax purposes to the Company of such contributed or revalued Property equaled its initial book value to the Company as of the date of contribution or revaluation; and (iv) credits or debits to Capital Accounts due to a revaluation of Company assets in accordance with Treasury Regulations Section 1 .704-l(b)(2)(iv)(f), or due to a distribution of non-cash assets, will be taken into account as gain or loss from the disposition of such assets for purposes of computing Net Taxable Income and Net Tax Losses.

NGV shall have the meaning set forth in Section 7.1(b).

Non-Affected Member shall have the meaning set forth in Section 12.5(a).

Non-Competing Customer shall have the meaning set forth in Section 7.1(b).

Officer shall have the meaning set forth in Section 8.9(a).

Operating Budget shall have the meaning set forth in Section 8.l (a)(7).

Operating Policy means that policy attached hereto as Exhibit F and adopted hereby, as may be amended by the Members from time to time.

Option Business shall have the meaning set forth in Section 7.4(a).

Option Closing shall have the meaning set forth in Section 7.4(a).

Option Notice shall have the meaning set forth in Section 12.5(b).

Option Purchase Price shall have the meaning set forth in Section 7.4(b).

Original Purchaser shall have the meaning set forth in Section 12.4.

Person means an individual, trust, governmental authority, estate, or any incorporated or unincorporated company, corporation, limited liability company, joint venture, partnership or other organization.

Piedmont shall have the meaning set forth in the preamble.

Piedmont C&I Option shall have the meaning set forth in Section 7.4(a).

PNG means Piedmont Natural Gas Company, Inc., a North Carolina corporation.

Principal Office shall have the meaning set forth in Section 2.7.

Proceeding means any administrative or judicial adversary proceeding or hearing, civil, criminal or investigative, the result of which may be that a court, arbitrator, mediator or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding.

Proper Amount shall have the meaning set forth in Section 16.4.

Property means any property, real or personal, tangible or intangible, including cash, any equity (or debt) interests in other Persons, and any legal or equitable interest in such property.

Quorum shall have the meaning set forth in Section 8.6.

Regulations means, except where the context indicates otherwise, the permanent and temporary regulations of the United States Department of the Treasury under the Code, including any amendments thereto.

Replacement Purchaser shall have the meaning set forth in Section 12.4(a).

Representative or Executive Committee Representative shall have the meaning set forth in Section 8.2(a).

Retail Territory means the states of Georgia, Illinois (but only with respect to non-C&I Customers), North Carolina, South Carolina, and Tennessee or such other area designated by the Executive Committee.

Selling Member shall have the meaning set forth in Section 12.4.

Services Agreement means that certain agreement between the Company and AGL Services Company, or its successors and assigns, dated the date hereof, a form of which is attached hereto as Exhibit A.

Subsidiaries means Nicor Solutions, L.L.C., a Delaware limited liability company; Prairie Point Energy, L.L.C, a Delaware limited liability company; and such other entities as may become subsidiaries of the Company in accordance with the provisions of this Company Agreement and as approved by a Unanimous Vote.

Target Customer means retail residential, and C&I Customers of natural gas in the Retail Territory.

Taxable Year means the Fiscal Year, unless changed by the Executive Committee.

Tax Advantaged Distribution shall have the meaning set forth in Section 13.2(b).

Tax Matters Member shall have the meaning set forth in Section 11.3.

Trade Name shall have the meaning set forth in Section 13.6(a).

Unanimous Vote means the approval by one hundred percent (100%) of the votes cast by the Representatives on the Executive Committee.

Value Maximization Principle shall have the meaning set forth in Section 13.2(c).

Withdrawing Member shall have the meaning set forth in Section 12.6.

ARTICLE II
Formation

2.1           Organization.  The Current Members agree to jointly operate a Delaware limited liability company pursuant to the provisions of the Act. The Current Members intend that the Company not be deemed a partnership (including a limited partnership) or joint venture, and that no Member be deemed a partner or joint venturer of any other Member, for any purpose other than federal and state tax purposes, and this Company Agreement may not be construed to suggest otherwise.

2.2           Termination of Prior Agreements.  The Current Members agree that this Company Agreement hereby terminates, supercedes and restates: (a) the prior Amended and Restated Limited Liability Company Agreement of the Company, dated January 1, 2004 as it may have been amended and (b) the Company’s Operating Policy, dated January 1, 2004, as it may have been amended.

2.3           Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to the terms and conditions of this Company Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Company Agreement, as it may be amended from time to time in accordance with its terms, except to the extent a provision of this Company Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, shall govern with respect to the subject matter hereof, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Company Agreement is prohibited or ineffective under the Act, this Company Agreement shall be considered amended to the smallest degree possible in order to make this Company Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Company Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

2.4           Name. The name of the Company is “SouthStar Energy Services LLC”.

2.5           Effective Date. This Company Agreement shall be deemed effective as of the Effective Date.

2.6           Term.  The Company commenced its existence upon the filing of its Certificate of Formation and shall continue in existence until it is dissolved and terminated by the affirmative action of the Members.

2.7           Registered Agent, Registered Office and Principal Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Executive Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Executive Committee may designate in the manner provided by Law. The principal office (the “Principal Office”) of the Company in the United States shall be at such place as the Executive Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Executive Committee shall designate and shall keep the street address of such Principal Office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Executive Committee may designate.

2.8           Governmental Applications. The Members agree to cooperate and exercise due diligence in securing any necessary regulatory approvals and such other matters as may be necessary or appropriate for purposes of effectuating the business of the Company. Notwithstanding the foregoing, in the event any Member is a regulated entity, as defined below, or has an Affiliate that is a regulated entity, nothing in this Section 2.8 shall be construed to obligate that Member to seek, or join in, any regulatory approval if that Member reasonably concludes that such action may have a material adverse impact on that Member or any Affiliate, or to accept any issued approval if such issued approval contains conditions not requested by such Member and reasonably unacceptable to such Member. For purposes of this Section 2.8, a regulated entity is one whose ongoing business is subject to review, approval or oversight by a federal or state regulatory body or agency.

ARTICLE III
Nature of Business

The Company is empowered to, either directly or through its Subsidiaries, (a) engage in the purchase, transportation and sale of natural gas on a non-regulated basis for Target Customers of such products located in the Retail Territory; (b) provide risk management instruments associated with the products and services set forth in subpart (a) of this Article III to Target Customers located in the Retail Territory in accordance with the Operating Policy and this Company Agreement; (c) provide non-regulated products and services related to the efficient use of natural gas to Target Customers located in the Retail Territory; (d) engage in all other activities permitted by law if approved by the Executive Committee; and (e) engage in any and all activities incidental to the foregoing, including the sale of the Company’s under-utilized gas transportation and gas storage assets (and commodities attendant to such assets) pursuant to the risk management guidelines of the Operating Policy, regardless of whether the sale or use of such assets is to the Target Customers or within the Retail Territory; provided however, that the Company must have initially acquired such assets for service to the Target Customers in the Retail Territory. The Company and its Subsidiaries are empowered to take any and all action necessary, appropriate, or convenient for the accomplishment of its purposes, and for the benefit of the Company and its Property, including, but not limited to:

(a) entering into and performing contracts of any kind;

(b) acquiring, selling, conveying, pledging, constructing, operating, maintaining, owning, transferring, renting, or leasing any Property;

(c) applying for and obtaining governmental authorizations and approvals; and

(d) bringing and defending actions at law or equity.

ARTICLE IV
Accounting, Records and Reports

4.1           Records to be Maintained. The Company shall maintain the following accurate and complete records at the Principal Office or at such other locations as may be provided by the Members:

(a) a current list of the full name and last known business address of each Member;

(b) a copy of the Certificate of Formation and all amendments thereto;

(c) copies of each of the Company’s federal, state and local tax returns and reports, as filed, for the last seven (7) taxable periods;

(d) copies of this Company Agreement, including all amendments thereto;

(e) Company financial statements for the last seven (7) Fiscal Years;

(f) books and records of the Company; and

(g) minutes of the Executive Committee.

4.2           Accounting.  Books and records of the Company shall be maintained on an accrual accounting basis, and the Company’s net profit or net loss shall be determined on the basis of the Fiscal Year and in accordance with generally accepted accounting principles consistently applied.

4.3           Financial Reports. The Executive Committee shall cause the following financial statements to be prepared, in each case in accordance with generally accepted accounting principles consistently applied on a consolidated basis, and shall cause to be delivered to each Person who was a Member during the applicable period described below:

(a) a balance sheet and statement of income, statement of cash flow and Member’s capital account as of the end of or for, as the case may be, each month, each within thirty (30) days after the end of each month;

(b) (i) a balance sheet as of the end of each fiscal quarter of the Company; (ii) an income statement for such quarters and year-to-date; (iii) a statement of each Member’s Capital Account as of the end of such quarters; and (iv) a statement of cash flows for such quarter and year-to-date (including sufficient information to permit the Members to calculate their tax accruals), each within thirty (30) days after the end of such quarters; and

(c) (i) a balance sheet as of the end of each Fiscal Year of the Company; (ii) an income statement for such fiscal years; (iii) a statement of each Member’s Capital Account as of the end of such fiscal years; (iv) such federal, state and local income tax returns and such other accounting tax information and schedules as shall be necessary for the preparation by each Member of its income tax return for such fiscal years; and (v) a statement of cash flows for such fiscal years, each within ninety (90) days after the end of such fiscal years.

4.4           Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each calendar year unless otherwise required by the Code.

4.5           Accounts. The Company shall maintain a record of each Member’s Capital Account in accordance with Section 9.4.

4.6           Access to Records and Audit Reports. Each Member or its authorized representative shall have unrestricted, but reasonable, access at the Company’s Principal Office and other appropriate locations, during ordinary business hours, to all properties, books, records, contracts, personnel, vendor agreements, accounts and information regarding the Company and its Subsidiaries for such review and audit as the examining Member deems appropriate in its sole discretion reasonably exercised. A Member’s review and audit rights shall extend to goods and services furnished by a Member or its Affiliate to the Company and such furnishing Member shall exercise best efforts to provide materials reasonably required by the examining Member in order to perform its review and audit. All reviews and audits by a Member pursuant to this Section 4.6 shall be at the expense of the Member conducting such review or audit.

4.7           Other Notices. The Company shall notify each Member in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Company with respect thereto:

(a) the occurrence of the default by the Company or its Subsidiaries under any material note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which the Company or its Subsidiaries are a party or by which they are bound;

(b) the institution of any litigation, arbitration proceeding or other Proceeding affecting the Company or its Subsidiaries, whether or not considered to be covered by insurance, if the damages being sought in such litigation exceed $100,000 or, if not specified in such litigation, could reasonably be expected to exceed $100,000;

(c) the entry of any judgment or decree against the Company or its Subsidiaries, if the amount of such judgment exceeds $100,000; and

(d) the occurrence of a material adverse change in the business, operations, assets, condition (financial or otherwise) or prospects of the Company or its Subsidiaries resulting in an actual or potential liability or loss to the Company or its Subsidiaries in excess of $250,000.

ARTICLE V
Representations and Warranties of Members

Each Member hereby represents and warrants to the Company and each other Member that:

(a) if such Member is an organization, that it is duly organized, validly existing, and in good standing under the law of its state of incorporation or organization and that it has full organizational power to execute and agree to this Company Agreement and to perform its obligations under this Company Agreement;

(b) except as provided in Section 12.3, such Member is acquiring its Company Interest for such Members own account as an investment and without an intent to distribute the interest;

(c) such Member acknowledges that such Company Interests have not been registered under the Securities Act of 1933 or any state securities laws and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements;

(d) such Member, by itself or together with its advisors, is experienced in making investments comparable to its investment in the Company and is capable of judging for itself the risks inherent in such investment;

(e) such Member has the financial capacity to hold its investment in the Company for an indefinite period of time and to meet its obligations to make Capital Contributions under this Company Agreement, and acknowledges that the disposition of such investment is restricted both pursuant to federal and state securities laws and pursuant to the terms of this Company Agreement;

(f) such Member acknowledges that it has received access to all information that it deems necessary in order to make its decision to invest in the Company;

(g) this Company Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms;

(h) neither the execution and delivery of this Company Agreement nor the consummation of the transactions contemplated hereby nor compliance by it with any provisions hereof (1) conflicts with, or results in a breach or contravention of, or in a default or the creation of any lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which it is a party or by which it or its properties are bound, or (2) violates any law, order, writ, injunction or decree applicable to it or any of its properties;

(i) no consent, approval or other action by any court, governmental authority or third party is required in connection with its execution, delivery and performance of this Company Agreement;

(j) the name and address of each such Member is as reflected on Exhibit C attached hereto;

(k) as to Piedmont, there are no lawsuits or contested administrative Proceedings against Piedmont that would have a material adverse effect on Piedmont’s ability to perform its obligations as a Member under this Company Agreement;

(l) as to GNGC, there are no lawsuits or contested administrative Proceedings against GNGC that would have a material adverse effect on GNGC’s ability to perform its obligations as a Member under this Company Agreement.

ARTICLE VI
Rights and Duties of Members

6.1           Member Requirements. A Member must remain a Member during the term of the Company and may dispose of all or any portion of its Company Interest only in strict accordance with the terms and conditions of this Company Agreement (including, without limitation, Article XII).  Any attempted Disposition of all or any portion of its Company Interest, other than in strict accordance with this Company Agreement, shall be, and is hereby declared, null and void ab initio.  The Members agree that breach of the provisions of this Section 6.1 may cause irreparable injury to the Company for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 6.1 may be enforced by specific performance.

6.2           [Intentionally Left Blank]

6.3           [Intentionally Left Blank]

6.4           Unauthorized Expenses or Contracts. A Member may not, without the prior approval of the Executive Committee, cause the Company or its Subsidiaries to enter into or make any contract, security agreement, financing statement, note or similar instrument, mortgage or guaranty, incur any obligation, or expend any money, except and unless an expenditure is required by the terms of a contract or instrument theretofore duly entered into by the Company or its Subsidiaries and authorized in accordance with this Company Agreement. Should a Member breach this Section 6.4, such Member will indemnify, defend and hold the Company and the other Members harmless from all liabilities, costs, and damages resulting from such breach.

6.5           Authority of Members to Bind the Company. The Members hereby agree that no individual Member or Members can bind the Company or its Subsidiaries unless such Member or Members are acting with the express written authority of the Executive Committee or as otherwise authorized in accordance with this Company Agreement.

6.6           Limitation of Liability of Members. Except as provided for in Section 6.4, no Member shall be liable for the debts, obligations or liabilities of the Company or its Subsidiaries, including under a judgment, decree or order of court, except as may be otherwise expressly agreed to in writing by such Member directly to the applicable third Person.

6.7           Contracts to Limit Members’ Liabilities. Unless approved by the Executive Committee, no contract, lease, sublease, note, deed or other agreement or instrument shall be executed and delivered by or on behalf of the Company or its Subsidiaries if there is contained therein any provision whatsoever that states or suggests that the claims of any party thereto and other beneficiaries thereunder are not limited solely to the assets of the Company or its Subsidiaries, and any contract, lease, sublease, note, deed or other agreement or instrument containing any such provision shall be null and void ab initio and shall not constitute a valid obligation of the Company or its Subsidiaries.

6.8           Liability of Members for Certain Acts or Omissions. Any act or omission by a Member when acting as an authorized representative of the Company or its Subsidiaries and within the scope of such authorization, the effect of which may cause or result in loss or damage to the Company or its Subsidiaries, shall not subject the Member to any liability to the Company or its Subsidiaries or any other Member so long as such act or omission was not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence. Nothing in this Section 6.8 shall limit the liability of a Member for any loss or damages to the Company or its Subsidiaries resulting from (a) the failure of such Member to perform any obligation of such Member under this Company Agreement or (b) any act or omission to act of the Member under any contractual arrangement with the Company or its Subsidiaries, which limitations will be governed pursuant to the terms of any such contractual arrangement.

6.9           Indemnification.

(a) The Company, to the fullest extent permitted by the Act, shall defend, indemnify and hold harmless any Member, Executive Committee Representative (or alternate), or Company officer, employee or agent, who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed Proceeding, by a third party (including any action by or in the right of the Company) by reason of any acts, omissions or alleged acts or omissions by such Member, Executive Committee Representative (or alternate), or Company officer, employee or agent undertaken on behalf of the Company or its Subsidiaries and with the authorization of the Company, against and from losses, damages, claims and expenses for which such Member, Executive Committee Representative (or alternate), or Company officer, employee or agent has not otherwise been reimbursed (including (i) reasonable attorneys' fees, judgments, and fines in all cases and (ii) amounts paid in settlement if agreed to by the Executive Committee) actually and reasonably incurred in connection with such Proceeding, so long as such act or omission was not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding, such Person had no reasonable cause to believe his conduct was unlawful.

(b) Subject to limitations and conditions as provided in this Article VI, each Person who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed Proceeding by reason of the fact that such Person is or was serving at the request of the Company or its Subsidiaries as a member, officer, employee, or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, or other enterprise, shall be defended, indemnified and held harmless by the Company to the fullest extent permitted by the Act, against and from losses, damages, claims and expenses for which such Person has not otherwise been reimbursed (including (i) reasonable attorneys’ fees, judgments, and fines in all cases and (ii) amounts paid in settlement if agreed to by the Executive Committee) actually and reasonably incurred in connection with such Proceeding, so long as the acts or omissions or alleged acts or omissions forming the basis for such Proceeding were not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding, such Person had no reasonable cause to believe his conduct was unlawful.

(c) Indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity under this Company Agreement. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence but cannot involve indemnification for any act or omission done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding, if such Person had reasonable cause to believe his conduct was unlawful.

(d) The right to indemnification conferred in this Article VI shall not be exclusive of any other right which a Member or other Person indemnified pursuant to this Section 6.9 may have or hereafter acquire under any law, any provision of the Certification of Formation, this Company Agreement, any agreement, any vote of Members or otherwise.

6.10           Credit Support.  Subject to the execution and effectiveness of the Indemnification Agreement among the Members, dated and executed the date hereof and in the form attached hereto as Exhibit G, GNGC, acting alone or through its Affiliates, agrees to exercise commercially reasonable efforts to provide credit support on acceptable terms, and in an amount not to exceed a ceiling established by the Executive Committee, to the extent required to support the Company’s and its Subsidiaries’ commercial operations. Such credit support shall be in a form and in amounts acceptable to the Executive Committee and to the GNGC Affiliate providing the credit support, and may include, without limitation, comfort letters, a guaranty of the Company’s performance or a letter of credit.  In the event the Company must post a letter of credit as a result in a reduction of the credit rating of AGLR, the Company shall pay one hundred percent (100%) of the cost of obtaining the letter of credit.

6.11           Insurance. To the extent not inconsistent with the Act and other laws and public policies of the State of Delaware, the Company and its Subsidiaries will purchase and maintain its policies of insurance, either through a Member or otherwise, of such types and in such amounts and containing such terms and conditions as is customary for a company that is similarly situated to the Company; provided, however, that unless the Executive Committee determines otherwise, the Company shall not be required to obtain any insurance for the benefit of any Member or any Representative acting in their capacity as a Member or Representative

6.12           Services Obligation. Each of the Members agrees to provide the services of certain personnel (who shall be considered agents of the Company or its Subsidiaries, as appropriate, in performing such services) to the Company and its Subsidiaries in the manner established by the Executive Committee and as further set forth in the Operating Policy or the Services Agreement.

ARTICLE VII
Competition and Conflicts of Interest

7.1           Company Opportunity and Non-Competition.

(a) The assets and Property of the Company and its Subsidiaries shall at all times be dedicated exclusively to the benefit of the Company. Subject to the foregoing and except as otherwise set forth herein, any Member or Affiliate of any Member may participate in other business activities, whether or not any such activities are competitive with the business of the Company or its Subsidiaries. No Officer, Executive Committee Representative or employee of the Company, so long as such individuals remain in such capacity, shall participate in business in competition with the business of the Company or its Subsidiaries unless such activity is undertaken exclusively as Officer, employee or agent of a Member or Affiliate of a Member.  No transaction with the Company or its Subsidiaries shall be voidable solely because a Member has a direct or indirect interest in the transaction if either (i) the transaction is arms-length and fair to the Company or its Subsidiaries or (ii) the disinterested Members (knowing the material facts of the transaction and the Member’s interest) or their Representatives on the Executive Committee specifically authorize, approve, or ratify the transaction.

(b) Notwithstanding the foregoing and except as provided in paragraph (d) of this Section and Section 7.4(f), in the absence of the approval of the Executive Committee, no Member or Affiliate (resulting from a Change in Control or otherwise) of any Member shall (i) engage in the purchase, transportation and sale of natural gas on a non-regulated basis to Target Customers of such products located in the Retail Territory (except for the purchase, transportation, supply, sale (and sales activities), marketing, storage and/or infrastructure development of liquefied natural gas (“LNG”), compressed natural gas (“CNG”) and/or natural gas vehicle (“NGV”) facilities and/or filling stations); provided, however, that with respect to this Section 7.1(b), Target Customers shall not include those industrial customers of either Member, as of the effective date of the Company Agreement, with whom such Member has a national account relationship that originated outside of the Retail Territory, but which customer might have ancillary business within the Retail Territory (a “Non-Competing Customer”), which customers the Current Members have agreed (or may agree after the date hereof) shall be excepted from the provisions; or (ii) sell or otherwise permit any non-Affiliate to use any trade name, trademark or service mark licensed to the Company or its Subsidiaries by such Member in connection with a non-Affiliate’s purchase, transportation and sale of natural gas in the Retail Territory.  Nor shall anything in this Section restrict, or be construed to apply to, sales, services (including the transportation of natural gas) or the sale of products of the type provided at the time of execution of this Company Agreement, or mandated directly or indirectly by a regulatory body, including, but not limited to, the imputation of revenues, expenses or rate base, the effect of which is to create a penalty, economic or otherwise, for the failure to provide such sales, services or products, by PNG in its certificated service territory, or Atlanta Gas Light Company, Chattanooga Gas Company, Pivotal Utility Holdings, Inc. (d/b/a Elizabethtown Gas, Elkton Gas, and Florida City Gas), Virginia Natural Gas, Inc., and Northern Illinois Gas Company in their respective certificated service territories, or such other natural gas distribution companies designated by the Executive Committee by Unanimous Vote.

(c) Further, the Members acknowledge and agree that each Members’ assets, businesses, interests in joint ventures, partnerships and other entities existing as of the date hereof (“Grandfathered Assets”), and the ownership and operation of such Grandfathered Assets, shall not, subject to the terms of this Section 7.1(c) be deemed in violation of the provisions of Section 7.1(b). The Members further acknowledge and agree that the provisions of Section 7.1(b) are not intended to prohibit the good-faith business activities of a Member after the date hereof that involve assets and interests similar in nature to the Grandfathered Assets, so long as such activities are not engaged in for the purpose of, and/or such activities do not have the principal effect of, circumventing the provisions of Section 7.1(b). In this regard, the Members hereby affirm and agree that notwithstanding the language set forth in this paragraph, each of the Members is committed to conducting its business in compliance with the provisions of Section 7.1(b), is committed to the success of the Company and its Subsidiaries with respect to Target Customers in the Retail Territory, and will otherwise avail itself of the language set forth in this paragraph in good faith consistent with such acknowledgments and affirmations.

(d) No Member or Affiliate shall acquire, directly or indirectly, a Person, which Person’s primary business is the purchase, transportation and sale of natural gas on a non-regulated basis for Target Customers located in the Retail Territory. In the event a Member or Affiliate acquires, directly or indirectly, a Person, which has as an on-going ancillary business that is engaged in the purchase, transportation and sale of natural gas on a non-regulated basis for Target Customers located in the Retail Territory with the exception of any business such Person may have with any Non-Competing Customer (an “Acquisition”) whether through the ownership of assets, a division, a subsidiary, or otherwise (such assets being referred to herein as the “Competing Assets”), the acquiring Member or Affiliate shall either:

(1) consummate the sale of such Competing Assets to a third party or affirmatively discontinue such ancillary business within one hundred and eighty (180) days of the date of such Acquisition; or

(2) contribute such Competing Assets to the Company, thereby increasing the amount of such Member’s Capital Account at the then current fair market value of the Competing Assets as proposed in good faith by the contributing Member and as agreed to by a Unanimous Vote.  The contributing Member shall provide the non-contributing Members notice (an “Assessment Notice”) of its intent to make such contribution, which notice shall contain (i) information and details relating to the Competing Assets; (ii) the contributing Member’s determination of the fair market value for the assets; and (iii) the basis for such determination.

The non-contributing Member may elect to (i) make a capital contribution (a “Matching Contribution”) to the Company, which contribution shall be equal to the amount necessary to maintain such Member’s Company Interest in the same proportion to the contributing Member’s Company Interest prior to taking into account the effect of either contribution or (ii) not make any capital contribution, in which case such Member’s Company Interest and Allocable Share shall be diluted in proportion to the contributing Member’s adjusted Membership Interest and Allocable Share.  The non-contributing Member shall give the contributing Member notice of its intent to make a Matching Contribution and the amount of such Matching Contribution within thirty (30) days of its receipt of the Assessment Notice.  The consummation of such a Matching Contribution shall be conditioned upon the contribution of the Competing Assets to the Company.

Each Member’s Company Interest and Allocable Share shall be adjusted to reflect the proportionate change to their Capital Accounts as such change bears to concurrent change in the other Members’ Capital Accounts (if any) after taking into effect the contribution(s) contemplated hereby.  In the event any non-contributing Member disagrees on the appropriate fair market value for the Competing Assets, the non-contributing Member shall give notice of such disagreement within thirty (30) days of such Member’s receipt of the Assessment Notice (or concurrent with such non-contributing Member’s notice regarding its Matching Contribution), at which point, either Member shall submit the issue to the Dispute Resolution Procedures as provided in Article XVI hereof.

The exercise of either Member’s right to contribute Competing Assets or a Matching Contribution in accordance with this Section shall be irrevocable.

Notwithstanding the foregoing or any provision to the contrary in this Company Agreement, this Section 7.1(d) shall not apply to, or prevent, any Member or its Affiliates, whether through acquisitions (directly or indirectly) or otherwise, engaging in the purchase, transportation, supply, sale (and sales activities), marketing, storage and/or infrastructure development of LNG, CNG and/or NGV facilities and/or filling stations.

7.2           Survival of Non-Competition Provisions. The provisions of Section 7.1 shall remain in effect with respect to each Member and its Affiliates or former Member and its Affiliates of the Company until the passage of twelve (12) months from the date upon which any such Member becomes a Withdrawing Member pursuant to a sale of one hundred percent (100%) of its Company Interest pursuant to this Company Agreement; provided however, that from and after the date that is six (6) months following such date a Member becomes a Withdrawing Member, the provisions of Section 7.1 shall have no effect with respect to Affiliates of the Withdrawing Member to the extent such Affiliates result from a Change in Control transaction of such Withdrawing Member announced and consummated subsequent to the date such Member sold one hundred percent (100%) of its Company Interest.

7.3           Competition between Members. Except as specifically provided in this Article VII, nothing shall limit or restrict the ability of Members or their Affiliates to compete with each other.

   7.4   Piedmont Option to Purchase C&I Customer Retail Business.

(a)  Piedmont will have the one-time right and option (the “Piedmont C&I Option”), to be exercised no later than July 31, 2018 (the “Expiration Date”), to purchase from the Company the Company’s C&I Customer retail business in the states of North Carolina, South Carolina and Tennessee (excluding C&I Customers located in Marion County, Hamilton County and Bradley County, Tennessee) (the “Option Business”); provided that the closing of Piedmont’s purchase of the Option Business (the “Option Closing”) must occur on or prior to the Expiration Date.  As of the Effective Date, the Option Business includes one full-time employee whom, upon Piedmont’s exercise of the Piedmont C&I Option, Piedmont would be permitted to employ, if it so chooses.

(b)  Pursuant to the Piedmont C&I Option, Piedmont shall have the right and option to purchase the Option Business at a price equal to the product of (x) five (5) and (y) the earnings before interest and taxes (EBIT) of the Option Business for the twelve (12) month period ending on the last day of the last full calendar month preceding the date of the Option Notice (the “Option Purchase Price”). Piedmont shall deliver to the Company at the Option Closing payment in immediately available funds in an amount equal to the Option Purchase Price. Disputes between the Members regarding the amount of the Option Purchase Price shall be handled in accordance with Article XVI.

(c)  No later than ten (10) business days prior to the Option Closing, Piedmont will provide the Company with a transition services schedule that will allow for working capital settlements within the Company. No later than five (5) business days prior to the Option Closing, the Company will provide Piedmont a schedule of projected volumes for all hedged positions of C&I Customers as of the proposed Option Closing. At the Option Closing, Piedmont will, in its discretion, assume or purchase from the Company as part of the Option Business swap positions representing hedged volumes related to fixed price sales to C&I Customers in respect of the Option Business, with the price for each C&I Customer swap calculated by the weighted average cost of the fixed price and weighted average cost of the basis price for all hedged volumes. Piedmont and the Company shall cooperate in notifying customers of Piedmont’s purchase of the Option Business prior to the Option Closing.

(d)  To exercise the Piedmont C&I Option, Piedmont must deliver to the Executive Committee, no later than sixty (60) days before the Expiration Date, written notice of Piedmont’s intent to exercise the Piedmont C&I Option (the “C&I Option Notice”). The C&I Option Notice must set forth (i) the date on which Piedmont proposes to conduct the Option Closing, which must occur on or prior to the Expiration Date (ii) Piedmont’s calculation of the Option Purchase Price and all components thereof; and (iii) a description of any regulatory or other approvals Piedmont believes are necessary or appropriate to consummate the Option Closing.

(e)  From and after the time of the Option Closing, (i) the Company will cease use of any service marks, copyrights, trademarks, or trade names owned or licensed by Piedmont that are associated solely with the Option Business and (ii) to the fullest extent that the intellectual property licensed to the Company under the Service Mark License Agreement dated July 1, 1998 between PNG, on behalf of Piedmont, and the Company is associated with the Option Business, the Company agrees to terminate such license.

(f)  If the Option Closing occurs, for the period beginning on the Option Closing date and ending on July 31, 2018, neither the Company nor any of its Subsidiaries will engage in the purchase, transportation, sale and/or marketing of natural gas on a non-regulated basis to C&I Customers in the states of North Carolina, South Carolina and Tennessee (excluding C&I Customers located in Marion County, Hamilton County or Bradley County, Tennessee), except for the purchase, transportation, supply, sale (and sales activities), marketing, storage and/or infrastructure development of LNG, CNG, and/or NGV facilities and/or filling stations. Furthermore, if the Option Closing occurs, for the period beginning on August 1, 2018, for purposes of Section 7.1(b) hereof, “Target Customers” shall not include C&I Customers in the states of North Carolina, South Carolina and Tennessee (excluding C&I Customers located in Marion County, Hamilton County or Bradley County, Tennessee).

ARTICLE VIII
Management

8.1           Management by Members and the Executive Committee.

(a)  Except as described below in this Article VIII, the management of the Company is fully vested in the Members, acting exclusively in their membership capacities or otherwise through the Executive Committee as established hereby. To facilitate the orderly and efficient management of the Company, the Members shall act (a) collectively as a “committee of the whole” (the “Executive Committee”), (b) through the delegation of responsibility and authority to the Officers pursuant to Section 8.9 and (c) through the delegation from time to time of certain responsibility and authority to particular Members pursuant to Section 8.11. No Member has the right, power or authority to act for or on behalf of the Company or its Subsidiaries, to do any act that would be binding on the Company or its Subsidiaries, or to incur any expenditures on behalf of the Company or its Subsidiaries, except in accordance with the immediately preceding sentence or as otherwise specifically provided herein. Decisions or actions taken in accordance with the provisions of this Company Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company.  Except as otherwise provided in this Company Agreement, the Property, business and affairs of the Company shall be under the direction of the Executive Committee and the Officers acting pursuant to Section 8.9. Except for matters requiring the action of the Members under the terms of this Company Agreement, the Executive Committee shall have the power to take any action that the Members may take under law, subject to any restrictions set forth in this Company Agreement.

The approval by a Unanimous Vote shall be required before any of the following acts involving the Company may be taken:

1.  approving and adopting or amending any written policy between the Members and the Company contemplated in this Company Agreement, including the Operating Policy;

2.   approving and adopting the Company’s written Business Plan, and amending or modifying any provision of the Business Plan;

3.   entering into, amending, modifying, or terminating a material agreement or contract with a term in excess of the term set forth in the Operating Policy or involving aggregate consideration (including assumed actual and contingent liabilities) or receipts, or delivery or receipt of goods or services having a value, in excess of the amount set forth in the Operating Policy, over the term of the agreement;

4.    entering into, amending, modifying, or terminating any contract or commitment to acquire or transfer any asset or Property, the fair market value or aggregate consideration (including assumed actual and contingent liabilities) of which exceeds the amount set forth in the Operating Policy;

5.   filing any claim or lawsuit against any Person where the amount claimed is in excess of the amount set forth in the Operating Policy, or settling any claim or lawsuit where the fair market value of the settlement amount is in excess of such amount;

6.   except as permitted pursuant to Section 8.1(f), borrowing any principal amount in excess of the amount set forth in the Operating Policy, incurring any future borrowing liability whatsoever in excess of such amount, lending or guaranteeing any material amount of third party indebtedness (including, without limitation, under any contract or arrangement referred to in this Section 8.1) it being understood that such limitation shall not be a limitation on the amount or type of trade payables that may be incurred in the ordinary course of business consistent in all respects with past practices by the Company;

7.   approving or modifying any Fiscal Year capital budget or operating budget (the “Operating Budget”) and contributions to the operating fund for each Fiscal Year, which shall not be exceeded without the express consent of a Unanimous Vote;

8.   the indemnification of any Officer, employee, agent or any other Person except as specifically provided herein;

9.   executing or otherwise entering into, or amending, modifying, or terminating, any employment agreement with the President or a Vice President or similarly compensated person or Officer, the election or removal of the President, any Vice President or Officer, or the hiring or firing of other similarly compensated person with or without cause;

10.   setting or amending all components of compensation (and any Company compensation plan), including base salary, annual performance plans, short term incentive plans, long term incentive plans and participation in any equity plans (or equivalent) offered by any Member entity of the President, Vice Presidents, and Officers (but excluding any employee expense reimbursement plans);

11.   revaluing any property or asset outside of the normal course of business;

12.   taking any action in the Company’s capacity as a shareholder, partner or member of any Person to the extent such action would require a Unanimous Vote if taken under this Company Agreement;

13.   except as permitted pursuant to Section 8.1(f) or the Operating Policy, taking action that will result in any material Company Property being burdened by a material lien or other encumbrance, it being understood that such limitation shall not be a limitation on the Company’s ability to incur trade payables in the ordinary course of business consistent in all respects with past practices by the Company;

14.   except as otherwise required by Section 10.1, hereof approving the distribution of Company Property to Members;

15.   except as contemplated in the Operating Policy, executing or otherwise entering into, or amending, modifying, or terminating (other than in accordance with, or pursuant to, the terms of such agreement), any agreement with a Member, an Officer or employee of the Company or its Subsidiaries, an Affiliate of a Member, or a person related by blood or marriage to an Officer or employee of the Company or its Subsidiaries, involving aggregate consideration (including assumed actual and contingent liabilities) or fair market value or actual or contingent liability in excess of $10,000;

16.   the admission of an Additional Member;

17.   transferring all or substantially all of the assets of the Company;

18.   dissolving the Company to the extent that Section 12.4 and Article XIII of this Company Agreement requires a Unanimous Vote to dissolve the Company;

19.   the filing of a petition as debtor in a United States Bankruptcy Court or taking any material affirmative act that would result in the Company’s Bankruptcy;

20.    merging or consolidating the Company with or into any other Person;

21.    a change in the name of the Company;

22.    entering into any modification or amendment of this Company Agreement;

23.    [intentionally left blank];

24.    extension of the term of the Company;

25.    hiring of outside attorneys (except in instances where (i) the President of the Company reasonably concludes that the delay associated with Executive Committee approval of the hiring of outside legal counsel could have a material adverse impact on the Company, or (ii) the President of the Company reasonably believes that the total legal fees associated with the matter requiring outside legal counsel will not exceed $100,000, in which cases the President shall be authorized to hire outside counsel), auditors and financial consultants; and

26.    approving significant regulatory filings and material public announcements of the Company or its Subsidiaries (which shall in no event include advertising undertaken in the ordinary course of business and consistent with the Operating Policy) or to the extent any regulatory filings or public announcements may relate principally to such Member or its Affiliates or business.

(b) Any other action required or permitted to be taken by the act of the Executive Committee under this Company Agreement and not specifically identified as a Unanimous Vote matter may, upon prior notice thereof to the Members, be taken by a Majority Vote of the Executive Committee.

(c) If the matter being voted on does not receive the requisite vote, the matter shall be deemed to be denied; furthermore, unless otherwise provided herein, if the matter being voted on provides for more than two (2) alternatives and no alternative receives the requisite vote, no alternative shall be selected.

(d) Prior to the admission of a new Member, the Executive Committee shall review and revise this Agreement (including but not limited to this Section 8.1) and make such changes in the approval procedure as the Executive Committee agrees are required to govern the operation of the Company after the admission of the new Member; and, further, the provisions of Article XII hereof which make reference to “per capita” shall all automatically be deemed to references to “pro rata” (unless the Current Members shall otherwise agree).

(e) The Executive Committee may create subcommittees and delegate to such subcommittees the authority and responsibility to act on behalf of the Executive Committee, including the consent to, and action upon, those items listed under Section 8.1(a) above as requiring the Unanimous Vote of the Executive Committee, and may rescind any such delegations, as it may deem appropriate.

(f) Notwithstanding the provisions of Section 8.1(a) above, the Company may, upon the affirmative vote of the holders of a majority of the Company Interests, solicit and incur commercially reasonable levels of secured or unsecured debt in excess of the restrictions imposed by the Operating Policy in conjunction with the pursuit of the business of the Company and its Subsidiaries, provided that such debt is non-recourse in nature with respect to the Members.

8.2           Composition, Term and Duties.

(a) The Executive Committee shall be comprised of three (3) representatives for each Member (such Member’s “Executive Committee Representative” or “Representative”).  All Representatives shall be entitled to receive notices and agendas of upcoming Executive Committee meetings, attend all Executive Committee meetings and participate in all discussions, and receive minutes from previous Executive Committee meetings. With the approval of the other Members, a Member may bring support staff to Executive Committee meetings. Such staff shall be subject to confidentiality requirements deemed appropriate by the Executive Committee. The Representatives selected by each Member shall cast their votes as a single voting block. Each voting block shall be entitled to cast the following number of votes on matters requiring the approval of the Executive Committee: each voting block shall have one vote, or fractional part thereof, for each percentage point, or fractional part thereof, of Company Interest credited to the Member.

(b) Each Representative shall be entitled to hold office until death, resignation or removal. A Member may replace a Representative appointed by such Member in the event of a vacancy. Any Representative may be removed at any time, with or without cause, by the Member entitled to appoint such Representative, but not otherwise. Any Representative on the Executive Committee may appoint a proxy (including another Representative, the Chairman, or the Secretary of such meeting) to attend meetings and vote (including, without limitation, voting on any matter before the Executive Committee). Without limiting the generality of the foregoing, in determining if a quorum is present, all Representatives in attendance by means of a proxy shall be included in the count of a quorum.

8.3           Annual and Regular Meetings. The Executive Committee shall hold an annual meeting, and may hold regular meetings, at such time and place as agreed by the Members but in any event the Executive Committee shall, unless the Executive Committee otherwise agrees, hold quarterly meetings at sites selected by the Executive Committee during each year.

8.4           Special Meetings. Special meetings of the Executive Committee may be called by the Chairman, the Executive Committee or any Member, upon no less than ten (10) days prior written notice to all Representatives on the Executive Committee.

8.5           Notice of Meetings. Notice of special, annual and regular meetings must be given in writing to each Representative on the Executive Committee at least ten (10) days in advance of such meeting and shall specifically state the purpose of the meeting. Notice of such meeting may be waived by a Representative.

8.6           Quorum and Manner of Acting. The presence of at least one (1) Representative of each Member shall constitute a quorum (“Quorum”). No action may be taken at a meeting of the Executive Committee in the absence of a Quorum. In the event all Representatives of a Member receive notice of an annual, regular or special meeting in accordance with this Agreement and do not participate in such meeting either in person or by proxy, such Representatives shall be deemed to have attended such meeting and voted as a block not to take action submitted to the Executive Committee for approval at such meeting. In the event a Member or all Representatives of a Member abstain from voting (without granting a proxy with respect to such vote) on a matter presented to the Executive Committee for approval, such abstention shall be noted in the Company’s records and the votes of such Member or Representative shall be disregarded for purposes of determining whether or not the matter before the Executive Committee receives approval via a Unanimous Vote or Majority Vote. In other words, with respect to any Unanimous Vote matter, if one Member abstains from casting its votes, that abstention shall be noted and, notwithstanding such abstention, the affirmative vote of each of the other Members for the matter in question shall constitute a Unanimous Vote approval for purposes hereof. As further example, and with respect to a Majority Vote matter, if all of the Representatives of a Member abstain from casting their votes, that abstention shall be noted and, notwithstanding such abstention, the affirmative vote of a Member or Members holding a majority of the votes, determined without regard to the votes held by Representatives of the abstaining Member, shall constitute approval via Majority Vote for purposes hereof. Any action the Executive Committee may take may be taken without a meeting by unanimous written consent of all the Representatives. For purposes of the immediately preceding sentence, the signature of only one (1) Representative of a Member shall be deemed to constitute written consent of all of that Member’s Representatives.  Meetings of the Executive Committee may take place by telephone or any means where any persons attending can hear and speak to each other.

8.7           No Compensation. No Representative on the Executive Committee shall be entitled to compensation for his/her services, or any reimbursement of expenses incurred, as a Representative on the Executive Committee.

8.8           Disclaimer of Duties; Indemnification.  EXCEPT AS OTHERWISE PROVIDED UNDER SECTION 7.1 AND SUCH DUTIES TO THE COMPANY AS ARE IMPOSED BY APPLICABLE LAW, EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY.

8.9           Officers and Other Agents

(a) Generally.  The Company shall have agents, referred to as “Officers” of the Company. An Officer shall not (i) be entitled to serve as a Representative and a Representative shall not be entitled to serve as an Officer or (ii) after being elected as an Officer of the Company, subsequently become or otherwise be elected or appointed as an officer (or similarly compensated person) of a Member, unless expressly approved by Unanimous Vote. Officers shall be agents (whose authority is limited pursuant to the following sentence) of the Company, shall be appointed in the manner specified below, and shall have the titles and authority specified in this Section 8.9. Each Officer shall have only the authority specified below, and shall, subject to the general control of the Executive Committee, be responsible for the day-to-day operations and direction of the affairs and business of the Company.

(b) Officers.  The elected Officers shall be the President and, as appointed by the Executive Committee from time to time in accordance with subsection (c) below, Vice Presidents. For purposes of this Company Agreement, the Secretary of the Company shall not be deemed to be an Officer of the Company.

(c) Election and Term of Office.  The President and Vice Presidents, if any, shall be elected annually upon the Unanimous Vote at the annual meeting. If a new President or Vice President is not elected at an annual meeting of the Executive Committee, the incumbent Officer shall continue to serve until such Officer is removed, and a replacement elected, all upon a Unanimous Vote at the following annual meeting of the Executive Committee. Notwithstanding the foregoing, any Officer may be removed by the Executive Committee, with or without cause, upon a Unanimous Vote. Vacancies in any office shall be filled by Unanimous Vote.

(d) Chairman of the Executive Committee.  A Chairman shall preside at meetings of the Executive Committee, and shall exercise such powers and perform such duties as may be assigned to him/her by this Company Agreement or the Executive Committee. The Chairman will be a Representative selected at the annual meeting and shall serve for a term of one (1) year, and the office of Chairman shall rotate annually among the Members.

(e) President.  The President, subject to the general control of the Executive Committee, shall (i) be responsible for the day-to-day operation and direction of the affairs of the Company, and its employees and agents, (ii) supervise generally the affairs of the Company, and, (iii) subject to the limitations imposed by this Company Agreement, any employment agreement, any employee plan, or any resolution of the Executive Committee, have full authority to execute all documents and to take all actions that the Company may legally take. Except for such meetings or portions thereof during which the Executive Committee shall declare itself to be in “executive session,” the President shall attend all meetings of the Executive Committee (but as President shall not be entitled to vote on matters before the Executive Committee) and exercise such other powers and perform such other duties as may be assigned to him/her by this Company Agreement or the Executive Committee, including such duties and powers stated in any employment agreement.

(f) Vice Presidents.  In the absence of the President, the Vice Presidents designated by the Executive Committee shall, except as hereinafter provided, have all of the powers and duties conferred upon the President. Each of the Vice Presidents shall, subject to the limitations imposed by this Company Agreement, the Operating Policy, any employment agreement, any employee plan, or any resolution of the Executive Committee, have the same power as the President to sign certificates, contracts and other instruments of the Company. Any Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him/her by this Company Agreement, the Executive Committee, the Chairman, or the President.

(g) Secretary and Assistant Secretaries.  The Secretary shall attend and record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Members and the meetings or actions of the Executive Committee or any subcommittees thereof, shall see that all notices are duly given in accordance with the provisions of this Company Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary.

(h) Powers of Attorney.  The Executive Committee may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers.

(i) Borrowed Employees.  Subject to approval by the Company’s President, the Company may borrow a Member’s employees on a full or part time basis, or a Member’s Affiliate’s employees, with that Member or Affiliate’s consent, from time to time on a temporary basis for purposes associated with the Company’s business. Out-of-pocket expenses and reasonable salaries and benefits associated with such borrowed employees shall be addressed in the Operating Policy. The Members acknowledge and agree that part-time borrowed employees may continue to perform services for the lending Member or its Affiliates.

(j) Leased Employees. The Company may lease a Member’s employees on a full or part time basis, or a Member’s Affiliate’s employees, with that Member or Affiliate’s consent, from time to time on a temporary basis for purposes associated with the business of the Company or its Subsidiaries. Out-of-pocket expenses and reasonable salaries and benefits associated with such leased employees shall be addressed in an agreement between the loaning Member or Affiliate and the Company or its Subsidiaries. The Members acknowledge and agree that part-time leased employees may continue to perform services for the lending Member or its Affiliates.

(k) Employee Transfers.  With the prior approval of the affected Member, the Company and its Subsidiaries, with Executive Committee approval if required by Section 8.1(a)(15) or if not, approval by the Company’s President, shall be entitled to hire employees of any Member (including its Affiliates) to fill vacancies within the Company or its Subsidiaries. With the prior approval of the Executive Committee, a Member (including its Affiliates) shall be entitled to hire employees of the Company or its Subsidiaries to fill vacancies with such Member; provided however, that no such approval shall be necessary to allow GNGC or an Affiliate thereof to hire any personnel acting as a service personnel under the terms of the Services Agreement. The granting of credit for past service with the prior employer for purposes of the hired employee’s compensation and benefit plans shall be at the discretion of the new employer.

8.10           Expenses. The Company shall pay only those expenses incurred by the Officers and employees that are directly attributable to the business of the Company and its Subsidiaries.

8.11           Delegation to Particular Member. The Executive Committee by Unanimous Vote, may delegate to one (1) or more Members, in writing, such authority and duties as the Executive Committee may deem advisable, including its authority under Section 8.1 hereof. Decisions or actions taken by any such Member in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. Any delegation pursuant to this Section 8.11 may be revoked at any time by the Executive Committee. With respect to duties discharged hereunder by a Member (a) such Member may discharge such duties through the personnel of an Affiliate of such Member and (b) unless the Members otherwise agree, the Company shall compensate such Member (or its Affiliate, as applicable) for the performance of such duties as set forth in the Operating Policy.

ARTICLE IX
Contributions and Capital Accounts

9.1           Capital Contributions.

(a) As of the Effective Date, the Current Members agree hereby that each and the other has made capital contributions to the Company in consideration for such Member’s Company Interest and the Company Interest of each Current Member in proportion with the other and the balance of each Member’s Capital Account is reflected on Exhibit D hereto, as may be amended from time to time.

(b) Any Additional Member shall make the Capital Contribution described in such Additional Member’s Admission Agreement.  The amount of the Additional Member’s initial Capital Contributions, the time for making such contributions, and any changes in the other Members’ Capital Accounts, Allocable Shares and Company Interests that result, shall be set forth in such Additional Member’s Admission Agreement.

9.2           Additional Capital Contributions. As and when the Executive Committee determines that the Company needs cash from time to time, each Member agrees that it shall make Capital Contributions to the Company in an amount in accordance with its respective Company Interest for the purposes determined by a Unanimous Vote authorizing such Capital Contributions in accordance with Section 8.1.  The Capital Accounts of the contributing Members shall be adjusted pro rata to reflect the amount of such contribution in proportion with the other Members.

9.3           Failure to Contribute.  If a Member (a “Delinquent Member”) does not contribute within three (3) days of the date required all or any portion of a Capital Contribution that Member is required to make as provided in this Company Agreement, the remaining Members in proportion to their Allocable Shares or in such other percentages as they may agree may make the Capital Contribution that the Delinquent Member failed to make and the Allocable Shares of the Members, including the Delinquent Member, shall be adjusted to reflect the Delinquent Member’s failure to make the Capital Contribution and the resulting increase in the Capital Accounts of the remaining Members and appropriate adjustments in the Members’ Company Interests.

9.4           Capital Accounts, Allocations, and Distributions Attributable to Transferred Interest. A consolidated Capital Account is and shall be maintained for each Member. Each Member’s Capital Account shall be increased by (a) the amount of any Capital Contributions made by such Member to the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to under Section 752 of the Code), and (b) allocations to that Member of Company Net Taxable Income and Net Tax Losses (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation Section l.704-l(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), and shall be decreased by (c) the amount of money distributed to that Member by the Company, (d) the fair market value of Property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (e) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (f) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding items described in (e) above and loss or deduction described in Treasury Regulation Section 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). Thus, the Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s Property on its books based on the fair market value of the Company’s Property on the date of adjustment immediately prior to (A) the contribution of money or other Property to the Company by an Additional Member or Current Member as consideration for a Member’s Allocable Share, (B) the distribution of money or other property by the Company to a Member as consideration for a Member’s Allocable Share, or (C) the liquidation of the Company. Upon the Disposition of all or a portion of a Member’s Allocable Share, the Capital Account of the disposing Member that is attributable to such Allocable Share shall carry over to the assignee of such Allocable Share in accordance with the provisions of Treasury Regulation Section 1.704-1 (b)(2)(iv)(l).

9.5           Withdrawal of Capital. Except as otherwise provided herein, no Member shall be entitled to withdraw all or any portion of its Capital Contributions or receive interest on its contributed capital or Capital Account.

ARTICLE X
Allocations and Distributions

10.1           Allocations of Company Income. As of the end of each Fiscal Year (or any other, shorter period selected by the Executive Committee), the Company Income shall be determined in accordance with Section 4.2.   No later than ninety (90) days after the end of the Fiscal Year, the Company shall make an annual distribution to its Members equal to no less than one hundred percent (100%) of its Company Income for the immediately preceding Fiscal Year, unless otherwise determined by a unanimous vote of the Members.  The distribution shall be allocated among the Members in accordance with the Members’ Allocable Shares as of the end of the Fiscal Year for which the Company Income has been calculated; provided however, that the allocation of any cash distribution between the Current Members shall be adjusted as necessary to maintain the Current Members’ Company Interest as reflected in the Capital Accounts of each Member in proportion with the other as of the end of the prior Fiscal Year, which adjustment may include a distribution of cash to maintain such proportions in the event of the Company’s loss of earnings for any Fiscal Year.

10.2           General Tax Allocations.  As of the end of each Fiscal Year, Net Taxable Income and Net Tax Losses shall be allocated among the Members according to their respective Allocable Shares.

10.3           Special Allocations. At the end of each Fiscal Year and notwithstanding any provision of Section 10.2, the following special allocations shall be made both for Capital Account and for federal income tax purposes unless otherwise provided:

(a) In accordance with the ordering rules of Treasury Regulation Section 1.704-2(j), items of gross income and realized gain first shall be allocated in an amount and in a manner that complies with the “chargeback” requirement of Treasury Regulation Section 1.704-2(i)(4), the “qualified income offset” requirement of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), and the “minimum gain chargeback” requirement of Treasury Regulation Section 1.704-2(f). Further, any “partner non-recourse deductions” within the meaning of Treasury Regulation Section 1.704-2(i)(2) attributable to “partner non-recourse debt” shall be allocated to the Member who bears the “economic risk of loss” for such debt in accordance with Treasury Regulation Section 1.704-2(i). Any losses in excess of the losses allowable to the Members pursuant to the Treasury Regulations promulgated under Code Section 704(b) shall first be allocated to the extent allowable hereunder to Members who are not precluded from receiving such allocations by the preceding provisions of this subparagraph (a), if any, and shall thereafter be allocated as provided in Section 10.2.

(b)  If a taxing authority ignores the characterization of any amounts paid to a Member (or an Affiliate thereof) as salaries, management fees, commissions, interest or other compensation for services (“Compensation”), and refuses to treat such payments as either guaranteed payments within the meaning of Code Section 707(c) or payments made to such Member other than in such Member’s capacity as a “partner” within the meaning of Code Section 707(a), and such taxing authority ultimately treats such amounts paid to a Member (or an affiliate thereto) as a distribution to such Member for federal income tax purposes which reduces such Member’s Capital Account, then the Compensation shall be treated as an allocation of an item of income or gain of the Company to the recipient Member so that, consistent with the intent of the Members, the Compensation shall not be treated as a distribution which reduces the recipient Member’s Capital Account. Accordingly, such Member shall be allocated the first available items of Company income and gain (including in a succeeding year) in an amount equal to the Compensation.

(c) If the Company owns (x) any Property contributed by a Member that had a fair market value different from its adjusted basis for federal income tax purposes on the date of the contribution, or (y) any Property that has been revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), then for federal income tax purposes only and not for Capital Account purposes, any income, gain, loss or deduction with respect to such Property shall be allocated among the Members in accordance with Code Section 704(c) and the Treasury Regulations thereunder. Pursuant to the “traditional method” of making Code Section 704(c) allocations described in Treasury Regulation Section 1.704-3(b).

ARTICLE XI
Taxes

11.1           Tax Elections. The Company has filed an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets under Section 734(b) or 743(b) of the Code, and shall cause the Company to file a corresponding election under the applicable sections of state and local law.

11.2           Tax Returns. The Executive Committee shall cause federal, state and local tax returns for the Company to be prepared and filed with the appropriate authorities in a timely manner. In compliance with applicable regulations, the Company shall cause to be delivered to each Person who was a Member at any time during such Fiscal Year all information concerning the Company necessary for the preparation of such Person’s tax returns, including a statement showing such Person’s share of taxable gain or taxable loss (or items thereof) for such year for federal, state and local tax purposes.

11.3           Tax Matters Member.

(a) GNGC, or an Affiliate of GNGC, is hereby appointed the “Tax Matters Partner” (herein sometimes referred to as the “Tax Matters Member”) of the Company for all purposes pursuant to Sections 6221 and 6231 of the Code. The Tax Matters Member, or its designee, shall (i) furnish to each Member a copy of each notice or other communication received from the Internal Revenue Service or applicable state authority (except such notices or communications as are sent directly to each such Member), (ii) keep each Member informed of any administrative or judicial Proceeding, as required by Section 6223(g) of the Code, (iii) allow each Member an opportunity to participate in all administrative and judicial Proceedings involving the tax matters of the Company, and (iv) advise and consult with each Member as to proposed adjustments to the federal or state income tax returns of the Company. At least fifteen (15) days prior to the filing of the Company’s U.S. Partnership Tax Return, a draft of such return shall be circulated to each other Member for its review. The Tax Matters Member shall circulate to each other Member a draft of any state income tax return promptly after it is available, and, in any event, at least fifteen (15) days prior to the filing of any such return. Prior to the filing of any other federal, state or local tax return, the Tax Matters Member shall cause a draft of such tax return to be circulated to each other Member for its review promptly after it is available. The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Member in its capacity as such, provided that the Company shall reimburse the Tax Matters Member for any and all out-of-pocket costs and expenses (including reasonable attorneys’ and other professional fees) incurred by it in its capacity as Tax Matters Member. The Company shall indemnify, defend and hold the Tax Matters Member harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibility as Tax Matters Member, so long as such act or decision was not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding against the Tax Matters Member, such Member had no reasonable cause to believe its conduct was unlawful. The Tax Matters Member shall consult with each other Member concerning the cost of legal services. The Tax Matters Member may resign upon thirty (30) days written notice to the Company. Notwithstanding the foregoing, the Tax Matters Member is not authorized to take any action with regard to the foregoing matters which would be binding on either the Company or the Member without the approval of the Executive Committee.

(b)  If a Member objects to the tax treatment of an item on any income tax return, such Member shall promptly inform the Tax Matters Member of its objection and the grounds upon which the objection is based. If the Tax Matters Member, after due consideration of a Member’s objection, is of the view that the tax treatment of the item in question on the return as originally submitted is reasonable, then the Tax Matters Member shall cause the Company to file the return reporting the item in question in the manner originally submitted.

11.4           Tax Controversies. The Members shall comply with the responsibilities outlined in this Section and in Sections 6222 through 6231 and 6050K of the Code (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other Member. The Tax Matters Member shall not agree to any extension of the statute of limitations for making assessments of tax on behalf of the other Members without first obtaining the written consent of the other Members. The Tax Matters Member shall not bind the other Member to a settlement agreement in respect of taxes without obtaining the written consent of the other Members. Any Member who enters into a settlement agreement with the Secretary of the Treasury with respect to any “partnership items”, as defined in Section 6231(a)(3) of the Code, shall notify the other Members of such settlement agreement and its terms within ninety (90) days from the date of settlement. The Tax Matters Member shall not, in its capacity as Tax Matters Member, file a petition under Code Sections 6226, 6228 or any other Code Sections with respect to any Company item, or other tax matters involving the Company, without the consent of the other Members. The Company shall retain its records with respect to each Fiscal Year until the expiration of ninety (90) days after the period within which additional federal or state income tax may be assessed for such year. The provisions of this Section will survive the termination of the Company and the transfer of any Member’s Company Interest and will remain binding on the Members for a period of time necessary to resolve any and all matters regarding the federal and, if applicable, state income taxation of the Company.

ARTICLE XII
Disposition of Company Interests

12.1           Right of Disposition. Each Member agrees not to Dispose of its Company Interest, in whole or in part, or to withdraw from the Company, except as provided in this Article XII. In connection with any Disposition, each Member party to such Disposition (including any Additional Member admitted as a Member as a result of such Disposition) shall provide to the Company the information required to revise Exhibit B and Exhibit C only as to such Members, and Exhibit D shall be so revised and distributed to all Members. Nothing in this Article XII shall be construed to limit a Member’s ability to transfer its entire Company Interest to an entity that is wholly owned, directly or indirectly, by such Member or is wholly owned, directly or indirectly, by the entity that owns one hundred percent (100%) of such Member. Such a transfer to a wholly-owned Person will be recognized by the Company upon receipt of written notice from the transferor Member.

12.2           Dispositions not in Compliance with this Article Void. Any attempted Disposition of a Company Interest, or any part thereof, not in compliance with this Article XII is null and void ab initio.

12.3           Disposition Between Members.

(a)  Except as provided in this Section 12.3, unless the Executive Committee provides otherwise by Unanimous Vote, a Member shall not be permitted to Dispose of less than one hundred percent (100%) of its Company Interest. In the event a Member desires to Dispose of all of its Company Interest, it shall first offer such Company Interest to the remaining Members at Market Value. In the case of a Disposition of all of the Company Interest of a Member (whether occurring pursuant to this Section 12.3 or otherwise), the other Members, if they first decline to purchase such Company Interest being disposed of, may designate a third party or parties to purchase all or part of such Company Interest at no less than Market Value and continue the business of the Company without dissolution. Should the remaining Members elect not to purchase such Company Interest or to designate a third-party purchaser or the Members are unable to agree upon the terms upon which a sale shall take place, the Member desiring to Dispose of its Company Interest shall be entitled to attempt to sell to a third party in accordance with Section 12.4.

(b) [Intentionally Left Blank]

12.4           Third Party Disposition Procedures. A Member (the “Selling Member”) may sell all of its Company Interest to any bona fide third party purchaser permitted to be a member of a limited liability company under the Act, for cash or other consideration, provided that (i) such Member first complies in good faith with the provisions of Section 12.3(a), (ii) the Selling Member allows the remaining Members to match the bona fide third party offer, and (iii) each Member approves the sale of such Company Interest to such third party purchaser and of such third party becoming an Additional Member, which approval may be granted by such Members at their sole discretion reasonably exercised. No such third party purchaser may become an Additional Member without execution of an Admission Agreement. To satisfy clause (ii) above, the Selling Member shall present a written offer to the remaining Members, through the Executive Committee, stating the name of the proposed third party purchaser (the “Original Purchaser”) and all the terms and conditions of the proposed offer, including sales price. The non-selling Members, for a period of sixty (60) days from receipt of such written offer, shall have the right to elect to accept such written offer on the same terms and conditions applicable to the Original Purchaser. In the event that (A) the remaining Members do not elect to purchase the Company Interest from the Selling Member, (B) the remaining Members do not approve the sale of such Company Interest to the Original Purchaser, and (C) the Selling Member elects to continue its attempt to sell such Company Interest, the following procedure shall apply:

(a)  The Selling Member may present a bona fide written offer from a different third party purchaser (the “Replacement Purchaser”) to the remaining Members in accordance with this Section 12.4, provided that the Replacement Purchaser offer must be presented to the remaining Members on or before 5:00 p.m. Eastern Time on the fifth business day following the Selling Member’s receipt of notice that the sale of its Company Interest to the Original Purchaser was not approved. The remaining Members shall have the right for a period of sixty (60) days from receipt of such written offer to elect to accept such written offer on the same terms and conditions applicable to such Replacement Purchaser.

(b)  In the event that (I) (X) the Selling Member does not present a written offer from a Replacement Purchaser, (Y) the remaining Members do not elect to purchase the Selling Member’s Company Interest or (Z) a sale of the Selling Member’s Company Interest to the Replacement Purchaser is not approved and (II) the Selling Member elects to continue its attempt to sell its Company Interest, the Selling Member and the remaining Members will engage an independent third party appraiser (“Appraiser”) to determine the Market Value of the Selling Member’s Company Interest.  In the event the Members do not agree on the Market Value set by the Appraiser of the Selling Member’s Company Interest, either Member may elect to resolve the dispute in accordance with Article XVI hereof.

(c) Upon failure of the Disposition procedures outlined in Sections 12.4(a) and (b), the remaining Members shall have the option to either: (i) purchase the Selling Member’s Company Interest for a purchase price equal to such remaining Members’ per capita share of the lesser of (x) the fair Market Value determined by the Appraiser or (y) the lowest third party written offer previously presented to the remaining Members by the Selling Member or (ii) dissolve the Company. Unless the remaining Members elect to purchase the Selling Member’s Company Interest pursuant to Section 12.4(c)(i) or the Selling Member elects to discontinue the sale of its Company Interest pursuant to Section 12.4(d), the Members hereby unanimously and expressly agree in advance to dissolve the Company pursuant to Section 12.4(c)(ii).

(d) A Selling Member that (i) elects to sell its Company Interest pursuant to this Section 12.4 and presents a third party offer shall be entitled to discontinue its effort to sell its Company Interest at any time. However, in the event of discontinuance of its attempt to sell its Company Interest, such Member shall not be entitled to attempt to sell its Company Interest again pursuant to this Section 12.4 during a period of one hundred eighty (180) days beginning on the day it elects in writing to the other Members to discontinue its attempt to sell its Company Interest.

12.5 Changes In Control.

(a) In the event a Member experiences a Change in Control (an “Affected Member”), each of the other Members (each a “Non-Affected Member”) shall have the following options:

(1) if the Affected Member is GNGC, Piedmont shall have the option to (A) acknowledge the Change in Control and remain a Member or (B) cause GNGC to purchase Piedmont’s entire Company Interest, each in accordance with the procedure provided in this Section 12.5; or

(2) if the Affected Member is Piedmont, GNGC shall have the option to either: (A) acknowledge the Change in Control and remain a Member or (B) purchase Piedmont’s entire Company Interest; provided that (C) Piedmont shall also have the right to cause GNGC to purchase Piedmont’s entire Company Interest, all in accordance with the procedure provided in this Section 12.5.

(b) Each Non-Affected Member may exercise its options independently of the other Non-Affected Members, if any.  The Affected Member shall give signed written notice of the proposed Change of Control transaction to the Non-Affected Members no later than contemporaneously with public announcement of the Change in Control, and in no event less than thirty (30) days prior to consummation of such Change in Control.  The Non-Affected Member (or the Affected Member in the event of Piedmont’s option pursuant to paragraph 2(C) above) shall give the other Members (or the acquirer of the Affected Member, as applicable) signed written notice (the “Option Notice”) of the option it has chosen pursuant to Section 12.5(a) within forty-five (45) days of the date of notice of the Change of Control.  If the Non-Affected Members (or the Affected Member in the event of Piedmont’s option pursuant to paragraph 2(C) above) have chosen option (B) in paragraph (1) above, or options (B) or (C) in paragraph (2) above, each as applicable, the Option Notice must contain the sale/purchase price for the Member’s entire Company Interest, which purchase price shall be equal to the Market Value of such Company Interest determined as of the date of the announcement of any such Change in Control. If there is a disagreement regarding the Market Value proposed as the purchase/sale price for the respective Company Interest, any Member, within twenty (20) days from its receipt of the Option Notice, may initiate the Dispute Resolution Procedures provided in Article XVI hereof to determine the appropriate Market Value for the respective Company Interest. Any sale of the Member’s Company Interest shall be made pursuant to a Conveyance and Assignment Agreement substantially in the form of Exhibit H hereto.

Any election by a Non-Affected Member made pursuant to this Section 12.5 (signed and written as specified above) is irrevocable.

(c) The consummation of any agreement or exercise of right to sell or purchase a Member’s Company Interest shall be subject to the consummation of the Change in Control. In the event that a disposition pursuant to this Section 12.5 is terminated because the Change in Control was not consummated, the Affected Member shall bear (and refund and reimburse the Company and the other Members as appropriate) one hundred percent (100%) of all third party costs (including fees for consultants, accountants, attorneys and other experts) incurred by Company and the Members in connection with the terminated disposition.

(d) In the event the Non-Affected Member elects to consent to the Change in Control, the Affected Member, or any successor Person created as a result of the Change in Control, shall retain its Company Interest.

12.6           Withdrawal from Company. Upon a transfer of a Member’s entire Company Interest in accordance with this Article XII, such Member (the “Withdrawing Member”) shall be deemed to have withdrawn as a Member and shall have no further rights or obligations as a Member under this Company Agreement, except those obligations set forth under Section 7.2, Section 15.9 and Section 12.7. Nothing in this Section 12.6 shall alter a Member’s obligations set forth in Section 6.1. Other than as set forth herein, no Member shall be entitled to withdraw from the Company.

12.7           Transition Costs. In the event of a transfer of a Member’s entire Company Interest in accordance with this Article XII, and the Company’s use of service marks and trade names licensed by the Withdrawing Member or an Affiliate to the Company ceases upon the Member’s withdrawal from the Company, the Withdrawing Member shall reimburse the Company for all direct costs reasonably incurred by the Company in connection with its discontinuance of use of the service marks and trade names, including, for example, costs incurred in connection with the changing of signs and Company stationary and revising existing advertisements.

ARTICLE XIII
Dissolution and Winding Up

13.1           Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events (“Dissolution Event”):

(a) the unanimous written consent of all of the Members;

(b) an event which makes it unlawful for the Company business to be continued;

(c) the sale or disposition of all or substantially all of the Company’s assets and properties; or

(d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

13.2           Effect of Dissolution.

(a) Upon dissolution, the Company shall cease carrying on as distinguished from winding up the Company business; however, the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of cancellation has been issued by the Secretary of the State of Delaware. The Liquidating Trustee shall in an orderly manner wind up the affairs of the Company and make an accounting of the Capital Account of each Member and of the Company assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

(b) In the event of dissolution, the Members shall in good faith, and for a period of no less than thirty (30) days, attempt to negotiate and agree upon a method of dissolution of the Company in an effort to minimize the losses or other adverse effects normally attendant to such an event (the “Negotiated Dissolution”). In such efforts, and without limiting any other appropriate considerations, the Members acknowledge and agree that they shall consider the costs and benefits (tax-related and otherwise) of no fewer than the following two alternatives:

(1) selling the Company (or its assets) in whole, thereby converting the Company (or its assets) to cash for the purposes of winding up the Company and distributing the remaining cash to the Members (a “Company Sale”); or

(2) distributing the Company’s assets to the Members in such a manner as the Members may agree, and in so doing, cause such distributions to be tax-free, or tax favorable, under 1R Section 731, and other applicable law (a “Tax Advantaged Distribution”).  In connection with a Tax Advantaged Distribution, the Members shall consider distributing the Company’s assets to the Members on such basis as is appropriate, including on a state-by-state basis, relative to the principal service territory of the Members’ Affiliates (e.g. North Carolina with respect to Piedmont and Georgia and Illinois with respect to GNGC).

(c) If the Members are unable to agree upon an Negotiated Dissolution, the Members shall engage an investment bank agreeable to each Member (or, in the absence of such agreement, each Member shall select an investment bank and the banks so selected shall agree upon a third party bank) to serve as Liquidating Trustee hereunder (such investment bank being referred to herein as the “Auctioneer”). The Auctioneer shall be obligated to auction the Company in an “open” auction (the “Auction”) in compliance with the principles and procedures set forth below (the “Auction Procedures”). Consistent with the Auction Procedures, the Auctioneer shall be instructed to maximize and seek the highest value of the distributions that ultimately will be made to the Members upon completion of the dissolution (the “Value Maximization Principle”). In attempting to achieve the Value Maximization Principle, the Auctioneer may, in its prudent professional judgment, auction the Company in its totality or, alternatively, auction the Company’s constituent components on a state-by-state (or territory-by-territory) basis.

(d) To the extent a Member or any Affiliate of a Member desires to participate, directly or indirectly, as a bidder in the Auction, notice of such intent shall be given to each Member as well as to each participant in the Auction. Proper notice of such participation shall be a condition to a Member’s (or Affiliate’s) participation in the Auction. The Auctioneer shall be charged with taking such steps as it deems appropriate to ensure that all bidders are bona fide bidders with the financial resources (or financing) available to consummate the acquisition. Except as provided in Section 13.2(f), the consideration offered in all bids considered by the Auctioneer shall be cash or cash equivalents payable in immediately available funds, and such bids shall offer a firm purchase price which is not contingent on “earn-out” or related concepts.

(e) The Auction shall be structured as a “sequential” auction with each bidder given an opportunity, and a finite period of time (e.g., 6 hours) to exceed the then-current highest bid. When any participant makes a bid in the Auction, the amount and identity of such bidder shall be made known by the Auctioneer to each other participant. Once a bid is made, it shall be irrevocable unless and until a higher bid is thereafter made. All participants will always be given the opportunity to make a higher bid and notice that (with respect to each bid that may be accepted by the Auctioneer), unless a higher bid is tendered within a finite period of time, the Company will be sold at the then-current highest bid.

(f) If a Member is a successful bidder, it may, at its option, elect to (i) pay the purchase price amount offered in the successful bid to the Company in cash or cash equivalents or (ii) receive the assets for which it has successfully bid as an in-kind distribution from the Company pursuant to Section 13.3 hereof.

13.3           Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

(a) to creditors, including Members who are creditors (other than by reason of the operation and effect of Section 18-601 or Section 18-604 of the Act) to the extent otherwise permitted by law, in satisfaction of the Company’s liabilities; and then

(b) to the establishment of any reserves which the Liquidating Trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. Such reserves may be paid over by the Liquidating Trustee to an agent, as escrowed, to be held by him for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidating Trustee shall deem advisable, for distributing the balance thereafter remaining in the manner hereinafter provided; and then

(c) to Members in satisfaction of liabilities for distributions; and then

(d) to Members to the extent of and in proportion with their respective positive Capital Account balances; and then

(e) the remainder, if any, to the Members in proportion to their respective Company Interests as in effect at the moment of the Dissolution Event.

Distributions under this Section 13.3 shall be in cash or in-kind as determined by the provisions set forth in this Article XIII. All of the Members shall endeavor to facilitate Tax Advantaged Distributions to each of the other Members.

13.4           Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered by the Liquidating Trustee to the Secretary of the State of Delaware for filing. The certificate of cancellation shall set forth the information required by the Act.

13.5           Termination. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Trustee to minimize the normal losses attendant upon a liquidation. Each of the Members shall be furnished, by the Liquidating Trustee, with a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation. Upon compliance with the distribution plan set forth in Section 13.3 (including payment over to the agent-escrowee if there are sufficient funds therefore), the Company shall terminate.

13.6           Use of Company Identity.

(a) In the event of the dissolution of the Company, any Member shall be entitled to purchase from the Company and its Subsidiaries the exclusive rights to all trade names, trademarks or service marks owned by the Company or its Subsidiaries, as well as all related logos, addresses, telephone numbers and similar forms of identification (such items referred to collectively as the “Trade Name”) in accordance with the following procedure. In the event only one (1) Member desires to purchase the Trade Name, the Members shall attempt to negotiate acceptable terms and conditions. If the Members are unable to reach agreement, the Members shall initiate the dispute resolution process detailed in Article XVI.  The proceeds of the purchase of the Trade Name shall be distributed in accordance with Section 13.3.

(b) In all other cases relating to dissolution, unless the Members agree otherwise in a signed written agreement approved by the Executive Committee, no Member or Affiliate shall use the Trade Name or Company trademarks, trade names, service marks (or any deceptively similar trademarks, trade names or service marks), telephone numbers or addresses owned by the Company or its Subsidiaries, for twenty-four (24) months after the dissolution of the Company.

ARTICLE XIV
Amendment

14.1           Amendment. This Company Agreement may be amended or modified from tune to time only by a written instrument (including, without limitation, any Admission Agreement) unanimously adopted by the Members. No Member shall have any vested rights in this Company Agreement which may not be modified through an amendment to this Company Agreement.

ARTICLE XV
Miscellaneous Provisions

15.1           Entire Agreement. This Company Agreement, along with the exhibits attached hereto, as may be amended from time to time, represents the entire agreement with respect to the subject matter hereof among all the Members and between the Members and the Company.

15.2           Successors and Assigns. Subject to the provisions on Disposition set forth herein, this Company Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.3           Governing Law. THIS COMPANY AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.  WITH RESPECT TO ANY PROCEEDING RELATING TO THIS COMPANY AGREEMENT, EACH MEMBER IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF DELAWARE, AND WAIVES ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT AND WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.4           Notices. All notices required or permitted to be given or made under this Company Agreement shall be given or made in writing. Such notices shall be delivered by hand delivery, by facsimile or similar electronic means (including e-mail followed immediately by original), by nationally recognized overnight courier, or by certified or registered mail, return receipt requested, addressed as set forth in Exhibit B or any amendment thereto. Any party may change its address for the purpose of this Section 15.4 by notice to the other(s) given in the manner set forth above.

15.5           Right of Creditors and Third Parties under Company Agreement. This Company Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and permitted assignees. This Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person (other than any Person with a right to indemnification under Section 6.9). Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Company Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

15.6           No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the Property of the Company.

15.7           Title to Company Property. Title to Company Property shall be held in the name of the Company or its nominee.

15.8           Company Funds. Company funds shall be deposited in one (1) or more accounts with a bank or banks located within the United States and approved by the Executive Committee. Pending use in the business of the Company or distribution to the Members, the funds of the Company may, in the discretion of the Executive Committee, be deposited in a bank account or accounts, or invested in such interest-bearing taxable or nontaxable investments, including without limitation, checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, U.S. government securities, securities guaranteed by U.S. government agencies, bankers’ acceptances, Eurodollar deposits and notes, both fixed rate and floating securities issued by money market mutual funds, savings and loan association deposits, deposits in members of the Federal Home Loan Bank System, or commercial paper, rated A-i or better by Standard & Poor’s Corporation or Prime-i or better by the Moody’s Commercial Paper Division of Moody’s Investor Services, Inc., or the successor to either of them, provided that the Executive Committee shall not cause the Company to make any such deposits or investments that have a remaining maturity of more than one (1) year or that would require registration of the Company under the Investment Company Act of 1940. Such funds shall not be commingled with funds of any other Person.

15.9           Confidentiality. Except as hereinafter provided, the Company, its Subsidiaries, and each Member (a) shall treat as confidential and not disclose to any unauthorized third party (including a Member’s employees or Affiliates who have no need to know) any confidential information obtained either directly or indirectly from any other Member pursuant to this Company Agreement, or confidential information developed or acquired on behalf of the Company or its Subsidiaries by the Executive Committee or the Company’s Officers or employees (collectively “Confidential Information”), and (b) shall not use any such Confidential Information for any purpose other than in connection with the activities of the Company or its Subsidiaries pursuant to this Company Agreement. The limitations in this Section 15.9 shall not apply to the extent Confidential Information: (i) was already in the possession of the receiving Member, or its Affiliate, at the time it obtained such Confidential Information; (ii) was or is published or otherwise is or becomes generally available to the public through no fault of such receiving Member, or its Affiliate; (iii) was or is lawfully made available to such Member or its Affiliate without restriction by any Person which is not bound by an obligation of confidentiality or use with respect to the information; (iv) was or is independently developed by such Member or its Affiliate; or (v) is required to be disclosed by operation of law or regulation, required in any Proceeding, requested by a regulatory body (including any securities and commodities exchanges) and the disclosing Member deems it advisable, in its discretion, to comply with the request, or is deemed advisable to be disclosed in the good faith judgment of the disclosing Member in any Proceeding. In the event disclosure is required or requested, the disclosing Member shall exercise all reasonable efforts to disclose such Confidential Information pursuant to a confidentiality agreement or protective order. The Members and the Executive Committee shall establish and enforce reasonable procedures for the protection of Confidential Information and shall restrict disclosure of such Confidential Information to those of the Company’s employees, Officers, agents, and Affiliates of each Member and the Company (including its Subsidiaries) who need to know such Confidential Information in connection with their functions and the purposes of the Company and its Subsidiaries as set forth herein. Each Member and the Executive Committee shall take such reasonable and prudent steps and precautionary measures as may be required to ensure compliance with this Section 15.9 by such of their or the Company’s employees, Officers, agents, Affiliates and other Persons as shall be given access to such Confidential Information and shall be responsible for compliance by its employees, officers, agents and Affiliates. Nothing in this Section 15.9 shall be construed to prohibit a Member’s disclosure to its attorneys, auditors, or other consultants, provided such attorneys, auditors or other consultants are advised of this Section 15.9 and agree to be bound thereby.

15.10           Transaction Costs. Each Member shall bear and pay its own transaction costs relating to the negotiation and execution of this Company Agreement.

15.11           Severability. If any provision of this Company Agreement is determined to be invalid, illegal or otherwise unenforceable for any reason by a court of competent jurisdiction, the remaining terms and conditions of this Company Agreement shall remain in full force and effect to the fullest extent permitted by law. In such an event, the Members agree to make a good faith effort to renegotiate the affected provisions.

ARTICLE XVI
DISPUTE RESOLUTION PROCEDURES

16.1           Process

(a) In the event of any dispute or controversy arising under the Company Agreement (“Dispute”) as to the “fair market value” of any Property or asset, the Market Value of a Company Interest or Property of any Member or the Company, or the Option Purchase Price (the “Disputed Asset”) or other value, such Dispute shall be resolved pursuant to the terms hereof (the “Dispute Resolution Procedures”). Such process shall be initiated by written notice from one (1) Member involved in the Dispute to the other Members.

(b)  Within ten (10) business days of notice of initiation of the Dispute Resolution Procedures, each disputing Member shall simultaneously disclose to the other in writing the amount in dollars representing the amount it believes is the appropriate value of the Disputed Asset (the “Fair Market Amount”) as established by the terms hereof or any other agreement between the parties, if any.  Except in the case of the Option Purchase Price, each Member shall determine its Fair Market Amount on the assumption that it would be paid or pay the other Member, the Company or any third party, as applicable, in cash on the first day of the first calendar month which is at least ten (10) days after the date that such Fair Market Amounts are simultaneously exchanged (such assumed date of payment being hereinafter called the “Assumed Payment Date”). During the fifteen (15) days following the exchange of Fair Market Amounts as aforesaid, the Members shall attempt to resolve the difference between their respective Fair Market Amounts so as to avoid the delay and expense of the arbitration procedure hereinafter set forth.

16.2  If the Members are unable to agree to a settlement within the aforesaid fifteen- (15) day period, then copies of both Fair Market Amounts, exactly as originally exchanged by the parties, with no improvement, adjustment or amendment whatsoever, shall be placed in one (1) sealed envelope to be held by an appointed independent third party for ultimate submission to an unaffiliated accounting firm, investment banking firm or other valuation expert (the “Dispute Appraiser”) selected in accordance with the procedure set forth in Section 16.3.

16.3  At the option of any Member involved in the Dispute, the Dispute may be submitted for resolution to a Dispute Appraiser.  The Members shall have ten (10) business days upon the exercise of this option to mutually agree on the identity of the Dispute Appraiser for the Dispute.  If the Dispute Appraiser initially selected declines to accept such engagement, the Members shall agree on another third party as the Dispute Appraiser.  If the Members are unable to agree upon a Dispute Appraiser to so act within ten (10) business days, either Member may elect that the CPR Institute for Dispute Resolution make such a selection.

16.4   The Dispute Appraiser shall be instructed to independently determine the appropriate value of the Disputed Asset (the “Proper Amount”) on the assumption that such Proper Amount was paid or contributed in cash on the Assumed Payment Date. The Proper Amount shall be determined by the Dispute Appraiser based on his or her findings of facts and conclusions of law applicable to the Dispute without any knowledge of the Fair Market Amounts, which amounts each Member agrees to keep confidential. Neither Member shall, prior to the Dispute Appraiser’s determination of the Proper Amount, directly or indirectly disclose to the Dispute Appraiser, in its submissions to the Dispute Appraiser or otherwise, its or the other Member’s Fair Market Amount (although each Member may submit to the Dispute Appraiser evidence and other support for the amount which such Member claims to be the Proper Amount so long as it does not disclose to the Dispute Appraiser the extent to which such claimed Proper Amount differs from its or the other Member’s Fair Market Amount).  Each Member agrees that it shall, and shall cause the Company to, make available to the Dispute Appraiser all relevant books and records relating to the Disputed Asset and all other information requested by the Dispute Appraiser.

16.5           The Dispute Appraiser shall notify the parties in writing of its determination of the Proper Amount within thirty (30) days or such later practicable date of the receipt of the Dispute. Promptly thereafter, the Members shall deliver to the Dispute Appraiser the Fair Market Amounts determined by each of them and authorize the Dispute Appraiser to review the Fair Market Amount of each Member. The Dispute Appraiser will promptly thereafter deliver to each Member its written report containing (a) the Dispute Appraiser’s determination of which of the two (2) Fair Market Amounts is closer to the Proper Amount, which closer Fair Market Amount shall be the awarded amount, and (b) a certification that the Dispute Appraiser did not, before determining the Proper Amount, obtain from either Member or any other source, directly or indirectly, knowledge of either Member’s Fair Market Amount.  The Members hereby agree that the Dispute Appraiser’s conclusion shall be conclusive and binding on the Members. Any purchase, sale, contribution or other action related to or conditioned upon the resolution of the Dispute shall be consummated within five (5) business days of the Dispute Appraiser’s decision or such later date as the Members may mutually agree and shall be based upon the awarded amount selected by the Dispute Appraiser.

16.6           The fees of the Dispute Appraiser and the other costs and expenses, including attorneys’ and other similar expenses, of the arbitration proceeding shall be borne by the Member which submitted the Fair Market Amount which differs the most from the Proper Amount determined by the Dispute Appraiser.

[Signature Page Follows]

IN WITNESS WHEREOF, the Current Members have caused their authorized officers to sign this Company Agreement as of the date first written above.

PIEDMONT ENERGY COMPANY
By:      /s/  Karl W. Newlin

Name: Karl W. Newlin

Title:  Senior Vice President

GEORGIA NATURAL GAS COMPANY
By:      /s/ Andrew W. Evans

Name: Andrew W. Evans

Title:  Executive Vice President and Chief Financial Officer

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

EXHIBIT A

FIRST AMENDED AND RESTATED
SERVICES AGREEMENT
BETWEEN
AGL SERVICES COMPANY
(PROVIDER)
AND
SOUTHSTAR ENERGY SERVICES LLC
(CUSTOMER)

Dated as of September 1, 2013

FIRST AMENDED AND RESTATED SERVICES AGREEMENT

This FIRST AMENDED AND RESTATED SERVICES AGREEMENT (“Agreement”) is made and entered into and is effective as of September 1, 2013, by and between SouthStar Energy Services LLC (“SouthStar”), a Delaware Limited Liability Company, and AGL Services Company (“AGLSC”), a corporation organized under the laws of the State of Georgia, both SouthStar and AGLSC sometimes referred to herein collectively as “Parties” or singularly as “Party.”

WHEREAS, SouthStar and its members (“Members”), Georgia Natural Gas Company (“GNGC”) and Piedmont Energy Company (“Piedmont”) desire, and AGLSC has agreed to provide, certain administrative, management and support services (“Services”) to and on behalf of SouthStar;

WHEREAS, this Agreement amends, restates, supercedes and terminates that certain Services Agreement dated March 31, 2004 previously entered into between SouthStar and AGLSC;

WHEREAS, pursuant to this Agreement, and in accordance with Schedule A, SouthStar is expected to incur costs in connection with AGLSC’s performance of such Services;

WHEREAS, in connection with Services provided hereunder, AGLSC is unconditionally obligated at the end of the Term hereof to discontinue all or a portion of the Services, which are subject to this Agreement;

WHEREAS, AGLSC acknowledges that it is paramount in its role as service provider on behalf of SouthStar, that, during the Term hereof, it take no action nor omit to take any action, the result of which would impair or adversely affect SouthStar’s ability to conduct its retail marketing business;

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and conditions herein contained, SouthStar and AGLSC hereby agree as follows:

ARTICLE 1. DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person (hereinafter defined), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” (including the correlative terms, “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“AGLSC” shall have the meaning assigned to such term in the preamble.

“Agreement” shall have the meaning assigned to such term in the preamble.

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“Assumed Liabilities” means any liabilities or obligations arising under or pursuant to the Services identified in Article 3 below that either (a) arise or are attributable to acts or omissions occurring during the Term or (b) arise as a result of any breach of AGLSC of this Agreement.

“Business Day” means a day on which the majority of the Federal Reserve member banks in New York City are open for business.

“Confidential Information” means trade secrets, patentable or non-patentable inventions and ideas, know-how, formulae, processes, designs, sketches, plans, drawings, specifications, reports, projections, plant and equipment expansion plans, lists of employees and suppliers, monetizing techniques and strategies, commodity and derivative hedging and trading strategies and techniques, financial statements and other financial data, pricing information, cost and expense information, product development, strategic and marketing plans and all other information, data and experience of any kind whatsoever, whether technical, marketing or financial, regarding the business, facilities and operations of SouthStar and its Affiliates or of AGLSC and its Affiliates, as the case may be, whether oral, written or electronic. “Confidential Information” also shall be deemed to include all notes, analyses, compilations, studies, interpretations and other documents or electronic recording, which reflect Confidential Information furnished pursuant to the terms of this Agreement, or any transaction contemplated hereby or thereby. The term “Confidential Information” shall not include information which a recipient can demonstrate (a) is or becomes generally available to the public other than as a result of disclosure by the recipient; (b) was within the recipient’s possession prior to it being furnished by or on behalf of the other Party, provided that the source of such information was not known by the recipient to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information; (c) becomes available to the recipient on a non-confidential basis from a source other than the disclosing party or any of its representatives (a “Representative”), provided that such source is not known by the recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information; or (d) was independently developed by the recipient without reference to the Confidential Information, provided that such independent development can reasonably be demonstrated by the recipient. The term “recipient”, as used in this Agreement, refers to the Person (hereinafter defined) receiving any item of Confidential Information and the Affiliates of such Person. The term “Representative” shall include officers, directors, employees and representatives of a Party or its Affiliates.

“Consequential Damages” shall have the meaning assigned to such term in Section 6.4.

“Contract Year” shall mean a twelve (12) month period commencing January 1 and ending the following December 31, provided that the initial Contract Year shall commence on the date that this Agreement becomes effective and end on the following December 31.

“Dispute” shall have the meaning assigned to such term in Section 3.3(a).

“Excluded Liabilities” mean any liabilities or obligations that either (a) do not arise under or relate to the Services identified in Article 3 below; (b) arise or are attributable to acts or omissions occurring at a time other than during the Term; or (c) arise as a result of any breach by SouthStar of this Agreement other than a breach attributable to an action taken by SouthStar at AGLSC’s direction.

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“Executive Committee” shall mean the Executive Committee of SouthStar as established according to the LLC Agreement.

“GNGC” shall have the meaning assigned to such term in the recitals.

“GPSC” means the Georgia Public Service Commission or any successor state agency.

“Governmental Authority” means any nation, state, sovereign or government; any federal, regional, state, local or political subdivision; and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including without limitation the GPSC and the FERC.

“Key Manager(s)” means the personnel selected by AGLSC and SouthStar, which personnel is responsible for managing the Services provided by AGLSC to SouthStar hereunder. Key Managers may be either employees of AGLSC or Service Personnel.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of SouthStar Energy Services LLC as amended and restated.

“Members” shall have the meaning assigned to such term in the recitals.

“Party” or “Parties” shall have the meaning assigned to such term in the preamble.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, trust, university, unincorporated organization, or government or any agency or political subdivision thereof.

“Piedmont” shall have the meaning assigned to such term in the recitals.

“Representative” shall have the meaning assigned to such term in the definition of “Confidential Information.”

“Service Personnel” means SouthStar’s employees/contractors who are providing Services to SouthStar.

“Services” shall have the meaning assigned to such term in the recitals.

“SouthStar” shall have the meaning assigned to such term in the preamble.

“Term” shall have the meaning assigned to such term in Section 2.4.

ARTICLE 2. TERMS AND CONDITIONS

2.1    Services. AGLSC will perform Services described in Section 3.1 and other services which would be generally common and ancillary to such Services or otherwise in AGLSC’s reasonable discretion. At the direction of the Executive Committee, AGLSC expressly and unconditionally agrees that any and all Services contemplated hereunder may be bid out to, awarded and/or provided by third parties other than AGLSC.

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2.2   Reimbursement of Certain Charges. SouthStar shall pay quarterly an amount to AGLSC for the provision of such Services based on the attached Schedule A. AGLSC will reimburse SouthStar quarterly for expenses (equal to base salary plus allocated costs of employee benefits plus target bonus of the Service Personnel), if any, that SouthStar has incurred in the previous quarter for the employment of Service Personnel who have provided Services to SouthStar and which Services are the responsibility of AGLSC hereunder. The quarterly reimbursement by AGLSC will equal the sum of: (1) the expenses (base salary plus allocated costs of employee benefits plus target bonus, as applicable) of each Service Personnel for the previous quarter multiplied by (ii) the proportion of such Service Personnel’s time (based on a 40 hour work week) expended on providing Services to SouthStar during the prior quarter (if less than 100%, excluding scheduled employee leave time, holidays, vacation, etc.).

2.3    Billing and Payment. By the fifteenth (15th) calendar day of each January, April, July, and October, each Party shall render to the other a statement for services or reimbursement, as applicable, provided for the preceding quarter. Each Party shall make payment (or credit) within thirty (30) days of receipt of each such statement, which payments and credits may be netted by the Parties to their convenience.

2.4   Term. The term of this Agreement (the “Term”) shall commence on September 1, 2013 and shall extend from year to year thereafter or until terminated by the unanimous vote of SouthStar’s Executive Committee.

ARTICLE 3. SERVICES

3.1    Services to be Performed. AGLSC will provide personnel (or reimburse SouthStar for Service Personnel, as applicable) to perform the Services listed below, as well as ancillary services that are consistent with providing those listed Services. AGLSC agrees that the Services provided hereunder will be performed in a professional manner and will be of professional quality consistent with industry standards and the scope, quality and level of Services that AGLSC provides to its other Affiliates.

(a) Accounting and Tax Services. AGLSC will provide all accounting and tax services required by SouthStar. This will include the quarterly production of financial statements suitable to the Members and their respective auditors. This will also include management reporting as required by SouthStar’s Members. Tax Services will include the preparation and payment for all property and transaction tax returns, oversight of all tax audits, completion of tax research and advice regarding new tax matters.

(b) Internal Audit. AGLSC will provide internal audit services that are consistent with those practices required by the Members and will provide an annual plan and report on performance against this plan to SouthStar’s Executive Committee.

(c) Information Technology. AGLSC will provide information technology (IT) services; provided however that AGLSC will make final decisions on the provision of such Services in its reasonable discretion. Investments in new IT systems, IT system deployments or system upgrades shall be authorized and approved pursuant to the provisions of the LLC Agreement and the Exhibits and Policies thereto.

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(d) Human Resources. AGLSC will provide human resources support services, including payroll processing, employee benefits services, support with the recruitment for new employees and any other related human resources support that SouthStar reasonably requests; provided however that AGLSC will make final decisions on the provision of such Services in its reasonable discretion.

(e) Legal. AGLSC will provide legal services, including legal analysis and advice related to both litigation and non-litigation matters, that are requested by SouthStar, which Services AGLSC will bill to SouthStar (in addition to amounts contemplated by Exhibit A hereto) at AGLSC’s internal costs. Cost and expense of outside legal services (which shall be procured pursuant to the terms of the LLC Agreement) shall be borne by SouthStar.

(f) Treasury. AGLSC will provide treasury and cash management services that are reasonably requested by SouthStar and will make recommendations to SouthStar’s Executive Committee regarding SouthStar’s capitalization and financial management. Debt incurrence will be governed by the LLC Agreement. AGLSC will report to the Executive Committee about SouthStar’s liquidity and capital requirements.

(g) Risk Services. AGLSC will provide risk services that are reasonably requested by SouthStar, including assuring data integrity through deal validation, executing the risk monitoring requirements specified in appropriate policies, analyzing and monitoring market and credit risk, and reporting risk data to management in compliance with appropriate policies. Such functions also include maintaining a process to ensure confirmations are sent and reviewed pursuant to contract terms, performing end-of-day valuation on hedge positions, conducting market and credit risk measurement, including value-at-risk, stress testing analysis, and mark-to-market valuation.

3.2     Personnel and Key Managers.

(a) AGLSC shall select and assign AGLSC personnel or Service Personnel to constitute Key Managers for the purpose of managing the Services provided by AGLSC as described in Sections 3.1(a)-(g) above. In the course of the Term, the Parties may agree that other Key Managers are necessary or reasonable for the provision of Services hereunder.

(b) A representative of AGLSC and each of the Key Managers, who are not otherwise Service Personnel, if any, shall make themselves available no less than once a month to meet with the President of SouthStar (or other similarly situated Officer, if no President is appointed) to discuss (1) such Key Manager’s performance and the performance and expectation of Services being rendered hereunder and (2) any anticipated or forecasted events that may affect the Services.

(c) In the event SouthStar in good faith determines that it is not in SouthStar’s best interest for a Key Manager, who is not Service Personnel, to continue in such capacity, then the President of SouthStar (or other similarly situated officer, if no President is appointed) shall give AGLSC written notice specifying the reason and requesting that such Key Manager be replaced or removed. If the removal as a Key Manager is justified and not otherwise unlawful, AGLSC shall remove and replace such Key Manager as soon as reasonably practicable or shall permit SouthStar to replace such Key Manager with Service Personnel or its own candidate, who shall be deemed a Service Personnel.

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(d) Such Key Managers may be Service Personnel or employees of AGLSC. AGLSC shall use commercially reasonable efforts to not reassign or replace any Key Manager (who is not a Service Personnel) more than once during any twelve month period unless SouthStar consents to such reassignment or replacement.

3.3    Disputes.

(a) In the event of any dispute between the Parties regarding the provision of Services provided hereunder (“Dispute”), the Parties agree that such Dispute will be addressed and resolved by the procedures prescribed by this
Section 3.3.

(b) In the event SouthStar is not satisfied with the provision of any Service hereunder (whether in the scope or quality of the Service actually provided), its President (or other similarly situated officer, if no President is appointed) shall execute a written notice detailing the nature and circumstances of SouthStar’s complaint and commercially reasonable suggestions for resolution of the Dispute within the terms provided by this Agreement. SouthStar shall provide the notice to AGLSC pursuant to the communications procedures outlined in Section 8.3 hereof. The President of SouthStar (or other similarly situated Officer, if no President is appointed) and appropriate representatives of AGLSC shall meet within seven (7) business days of AGLSC’s receipt of such notice to address the Dispute and attempt to negotiate a resolution of the Dispute within the provisions provided by the Agreement. AGLSC may invite the Key Managers responsible for the Service(s) related to the Dispute to any meeting with SouthStar to facilitate resolution. The resolution of any Dispute shall be written and signed by the President of SouthStar (or other similarly situated Officer, if no President is appointed) and appropriate officers of AGLSC.

(c) If SouthStar and AGLSC are unable to resolve the Dispute within fifteen (15) Business Days of the first meeting between the Parties contemplated above (or such longer time as the parties may mutually agree), either Party may submit the Dispute (accompanied by a copy of SouthStar’s initial notice to AGLSC) to the Executive Committee. Any resolution negotiated and agreed upon by the Executive Committee shall be reduced to writing, adopted by consent of the Executive Committee and binding on the Parties.

(d) In the event the Executive Committee is unable to resolve the Dispute within sixty (60) Business Days of the submission thereto, either Party, subject to the restrictions of the LLC Agreement or other governing documents, may take legal or other actions necessary to enforce its rights and obligations under this Agreement.

ARTICLE 4. REPRESENTATIONS, WARRANTIES, AND ACKNOWLEDGMENTS

4.1   SouthStar Representations. As of the date hereof, SouthStar represents and warrants as follows:
(a) SouthStar is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

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(b) SouthStar has all requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. SouthStar has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(c) This Agreement has been duly authorized, executed and delivered by SouthStar and constitutes a legal, valid and binding obligation of SouthStar enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws from time to time in effect relating to creditors’ rights generally and to general equity principles.

(d) The execution, delivery and performance by SouthStar of this Agreement, and all other agreements and instruments to be executed and delivered by SouthStar pursuant hereto or in connection herewith, an in compliance with the terms and provisions hereof, do not and will not (i) violate any provisions of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to SouthStar or any of its properties or assets; (ii) conflict with or result in a breach or violation of or constitute a default under any provision of the charter documents, bylaws or other comparable documents of SouthStar; or (iii) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default under any note, bond, mortgage, license, contract, agreement or loan or credit agreement to which SouthStar is a party or by which SouthStar or any of its properties or assets may be bound or affected.

4.2    AGLSC Representations. As of the date hereof, AGLSC represents and warrants as follows:

(a) AGLSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

(b) AGLSC has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. AGLSC has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(c) This Agreement has been duly authorized, executed and delivered by AGLSC and constitutes a legal, valid and binding obligation of AGLSC enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws from time to time in effect relating to creditors’ rights generally and to general equity principles.

(d) The execution, delivery and performance by AGLSC of this Agreement, and all other agreements and instruments to be executed and delivered by AGLSC pursuant hereto or in connection herewith, and in compliance with the terms and provisions hereof, do not and will not (i) violate any provisions of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to AGLSC or any of its properties or assets; (ii) conflict with or result in a breach or violation of or constitute a default under any provision of the charter documents, bylaws or other comparable documents of AGLSC; or (iii) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default under any note, bond, mortgage, license, contract, agreement or loan or credit agreement to which AGLSC is a party or by which AGLSC or any of its properties or assets may be bound or affected.

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(e) AGLSC acknowledges and agrees that AGLSC shall neither take nor omit to take any action the taking or omission of which will directly impair or adversely affect the discharge of any of SouthStar’s obligations to customers or suppliers; cause SouthStar to breach any contract to which it is a party or by which it is bound; or cause SouthStar to violate any law or regulation to which it is subject.

(f) The Parties agree that the provision of Services hereunder, and the conduct of each Party ancillary and related hereto, shall be in compliance with the provisions of OCGA § 46-4-159.

ARTICLE 5. TERMINATION OF AGREEMENT

5.1    Early Termination. In addition to the termination rights set forth in Section 2.4 hereof, either Party may terminate this Agreement if existing federal, state and local regulatory rules, regulations or policies that serve as the basis for the Services described in this Agreement shall be modified, or authorization for the terms hereof is withheld in any manner that would be reasonably likely to have a material adverse affect on such Party or the benefits it anticipates deriving from the Services contemplated by this Agreement.

5.2   Notice of Early Termination. A Party intending to terminate this Agreement pursuant to Section 5.1 shall give written notice of its intention to terminate and the reasons therefore to the other Party, which termination shall be effective no earlier than the thirtieth (30th) day following the receipt of said notice, whereupon the terminating Party shall be excused and relieved of all obligations and liabilities under this Agreement, except for those obligations incurred before the effective date of termination or as a result of termination. Each Party shall use every reasonable effort to mitigate any damages resulting from a breach and/or termination of this Agreement.

ARTICLE 6. INDEMNIFICATION

6.1    Indemnification Obligations of SouthStar. Subject to Section 6.3, SouthStar shall indemnify and hold harmless AGLSC and its Affiliates and each of their respective Representatives from and against any claim, liability, loss, cost, damage or expense (including, without limitation, reasonable attorneys’ fees, charges and disbursements) made against such indemnified party by third parties arising out of, or resulting from or in any way related to (a) the breach of or failure to perform or satisfy any of the representations, warranties or covenants made by SouthStar in this Agreement, or (b) any Excluded Liability.

6.2   Indemnification Obligations of AGLSC. Subject to Section 6.3, AGLSC shall indemnify and hold harmless SouthStar and its Affiliates and each of their respective Representatives from and against any claim, liability, loss, cost, damage or expense (including, without limitation, reasonable attorneys’ fees, charges and disbursements) made against such indemnified party by third parties arising out of, resulting from or in any way related to (a) the breach of or failure to perform or satisfy any of the representations, warranties or covenants made by AGLSC in this Agreement, or (b) any Assumed Liability.

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6.3    Third Party Claims. With respect to claims made by third parties, the indemnifying party shall have the right to assume the defense of any such claim or action with counsel designated by the indemnifying party and reasonably satisfactory to the indemnified party. No indemnified party shall settle any claim or action with respect to which it has sought or intends to seek indemnification pursuant to this Article 6 without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

6.4    No Consequential Damages. Subject to the last sentence of this Section 6.4, neither Party shall be liable to the other Party or its Affiliates for consequential, incidental, indirect, punitive or special damages (collectively, “Consequential Damages”) resulting from any cause whatsoever, including without limitation, any loss of profits, sales or goodwill, loss of any other claim whether arising out of or relating to this Agreement, and each Party hereby releases the other Party from any liability for all such losses and damages. It is expressly agreed that no failure by either Party to fulfill any condition of this Agreement shall constitute a failure of essential purpose entitling either Party to seek Consequential Damages. Nothing in this Section 6.4 shall be deemed to prohibit an indemnified party from obtaining reimbursement of third party Consequential Damages suffered by such indemnified party.

6.5    Survival. The provisions of this Article 6 shall survive the termination of this Agreement indefinitely.

ARTICLE 7. CONFIDENTIALITY

7.1   Confidentiality; Public Statements. Except as provided in Section 7.2 below, each Party agrees that, during the Term, it will hold in strict confidence and will not without the prior written consent of the other Party disclose to any Person (a) any Confidential Information with respect to the other Party and its Affiliates, or (b) the terms and conditions and other information contained in this Agreement. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the existence of this Agreement, or any transaction contemplated hereby without the consent of the other Party.

7.2    Actions Prior to Disclosure. In the event either Party determines that it is required by applicable law, rule, regulation or order of any Governmental Authority to disclose, file or otherwise make public the terms of this Agreement or any Confidential Information, it shall, prior to making any such disclosure, (a) notify the other Party of its determination that such disclosure is required and the basis for such determination; and (b) in the case of any disclosure or filing with any Governmental Authority, submit to the Governmental Authority, after consultation with the other Party, an application for confidential treatment (or such similar confidentiality request) and shall use reasonable efforts to obtain an order of the Governmental Authority granting the broadest confidential treatment that may be obtained with respect to this Agreement, or such other Confidential Information (as the case may be).

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7.3   Non-Disclosure by Parties. Notwithstanding the foregoing, each Party may disclose Confidential Information to its Representatives; provided, however, that each Representative who receives any such information shall be informed of the confidential nature of such information and shall be directed to treat such Confidential Information in accordance with the terms of this Article 7. SouthStar and AGLSC shall be responsible for any breach of this Article 7 by any of their Representatives and each agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of Confidential Information.

ARTICLE 8. MISCELLANEOUS

8.1    Entire Agreement; Modifications in Writing. This Agreement together with all schedules attached hereto constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. Except as specifically provided herein, no amendment, waiver, consent, modification or termination of any provisions of this Agreement shall be effective unless signed by SouthStar and AGLSC.

8.2    Binding Effect; Assignment. The rights and obligations hereunder of either Party may not be assigned or delegated to any Person without the prior consent of the other Party. Except as expressly provided herein, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties, and their respective successors and any permitted assigns. This Agreement shall be binding upon SouthStar and AGLSC, and their respective successors and permitted assigns.

8.3    Communications. All notices and communications required or permitted under the terms of this Agreement shall be in writing, and shall be given by registered or certified mail, return receipt requested, air courier guaranteeing overnight delivery or personal delivery, to the addresses set forth below. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; four (4) Business Days after being sent by certified mail, return receipt requested, if mailed; when answered back and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

NOTICE TO AGLSC:	NOTICE TO SouthStar:
AGL Services Company	SouthStar Energy Services LLC
10 Peachtree Place	817 West Peachtree Street
Suite 1000 Atlanta,	Georgia 30308
Atlanta, Georgia 30309	Attention: President
Attention: SVP & Treasurer

8.4    Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

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8.5   Governing Law. This Agreement, and the rights and duties of the Parties arising out of such Agreement, shall be governed by and construed in accordance with the laws of the State of Georgia without regard to principles of conflicts of laws.

8.6    Severability of Provisions. The invalidity of one or more provisions contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as for both Parties the material purposes of the Agreement taken as a whole can be determined and effectuated. In the event that any or all of any of this Agreement is held to be invalid or unenforceable, the Parties agree to negotiate in good faith to reach an equitable agreement on such portion that is void or unenforceable. If any indemnity or hold harmless obligation (or portions thereof) in this Agreement is for any reason held to be invalid or unenforceable in any respect, and if the Parties fail to agree on a replacement provision, then such obligation shall be construed to apply to the fullest extent permitted by law but in no event beyond the scope and limits of those original indemnity and hold harmless obligations determined to be invalid or unenforceable.

8.7    Headings. The section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

8.8    No Partnership Created. The rights, liabilities, responsibilities and remedies of the Parties with respect to the subject matter of the Agreement shall be exclusively those expressly set forth in the Agreement. Neither Party is, or will represent itself as being, a partner of, or agent (except as expressly provided in the Agreement) or fiduciary for, the other Party with respect to the services covered by the Agreement, or otherwise.

8.9   No Implied Warranties. Each Party hereby disclaims, and the other Party hereby waives, any implied representations, covenants, warranties and agreements, except those expressly set forth herein. This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties hereto.

8.10   Adequate Assurance. When reasonable grounds for insecurity of performance arise, SouthStar may demand adequate assurance of performance. Adequate assurance shall mean sufficient security in the form and for the term reasonably specified by SouthStar, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset acceptable to SouthStar or performance bond or guarantee by creditworthy entity. In the event AGLSC shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) default in any performance obligation to SouthStar; (iii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iv) otherwise become bankrupt or insolvent (however evidenced); or (v) be unable to pay its debts as they fall due; then SouthStar shall have the right to either withhold and/or suspend payment, and/or terminate the Agreement without prior notice, in addition to any and all other remedies available hereunder.

8.11    Necessary Authorizations. The Agreement is subject to all present and future valid orders, rules, and regulations of any regulatory body having jurisdiction. Each party represents that it has all necessary regulatory and other governmental authorizations for the transactions contemplated hereunder. The Parties agree to timely make all regulatory filings, if any, that may be needed to effectuate this Agreement.

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8.12    Notice/Waiver. The failure of a Party to give notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or not of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

8.13   Termination of Prior Agreement. The Parties agree that this Agreement hereby terminates, supercedes and restates the prior Services Agreement, dated as of March 31, 2004, between SouthStar and AGLSC.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above mentioned.

AGL Services Company	SouthStar Energy Services LLC
By /s/ Andrew W. Evans	By: /s/ Michael A. Braswell
Name: Andrew W. Evans	Name: Michael A. Braswell
Title: Executive Vice President and Chief Financial Officer	Title: CEO

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SCHEDULE A

FEES

The fee for the Services rendered by AGLSC pursuant to the Services Agreement, of which this Schedule A forms a part, shall be equal to the sum of (1) $441,667 per month, payable quarterly for the pro-rata portion of the 2013 Contract Year; (2) and $1,325,000 payable quarterly (constituting an aggregate Contract Year fee of $5.3 million) for all of the 2014 Contract Year (the “Service Fee”), and (3) the total of any budgeted fees and expenses billed directly to AGLSC by a third party for products or services procured by AGLSC on behalf of, or for use by, SouthStar, which fees will be billed at actual cost.

AGLSC shall bill SouthStar quarterly for such Service Fee according to Section 2.3 of the Agreement.

Starting in Contract Year 2015 and for each Contract Year thereafter, the Service Fee shall increase by three percent (3%) annually.

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EXHIBIT B

ADDRESSES FOR NOTICE

Piedmont Energy Company
4720 Piedmont Row Drive
Charlotte, North Carolina 28210
Attn: Karl W. Newlin, Senior Vice President
Telephone:
Facsimile:  (704) 731-4097

Georgia Natural Gas Company
c/o AGL Resources Inc.
Ten Peachtree Place
Atlanta, Georgia 30309
Attn: L. Stephen Cave, Senior Vice President and Treasurer
Telephone: (404) 584-3580
Facsimile: (404) 584-3509

EXHIBIT C

NAMES AND ADDRESSES OF CURRENT MEMBERS

Piedmont Energy Company
4720 Piedmont Row Drive
Charlotte, North Carolina 28210
Attn: Senior Vice President

Georgia Natural Gas Company
c/o AGL Resources Inc.
Ten Peachtree Place
Atlanta, Georgia 30309
Attn: Senior Vice President and Treasurer

EXHIBIT D

COMPANY INTERESTS

Member	Company Interest
Piedmont Energy Company	15%
Georgia Natural Gas Company	85%

CAPITAL ACCOUNT BALANCE

Member	Account Balance
Piedmont Energy Company	$38.316 million
Georgia Natural Gas Company	$217.243 million

ALLOCABLE SHARES

Member	Allocable Share
Piedmont Energy Company	15%
Georgia Natural Gas Company	85%

EXHIBIT E

{FORM OF}
SOUTHSTAR ENERGY SERVICES LLC
ADMISSION AGREEMENT

This Admission Agreement is entered into this ____ day of _____, 20_, by and between SouthStar Energy Services LLC, a Delaware limited liability company (“the Company”) and ___________________________.

WITNESSETH

WHEREAS, the Company was created pursuant to that certain Limited Liability Company Agreement (“the Company Agreement”) effective _____, 1998

WHEREAS, the Company Agreement provides for the admission of Additional Members and requires an Additional Member to execute an Admission Agreement;

NOW THEREFORE, in consideration of the mutual agreements, promises, and undertakings hereinafter set forth, the Company and _____ agree as follows:

1. Capitalized words appearing in this Admission Agreement shall carry the definitions set forth in the Company Agreement unless the text of this Admission Agreement states otherwise.

2. Upon execution of this Admission Agreement _____ shall become a Member of the Company, shall be treated as a party to the Company Agreement for all purposes and shall be credited with a Company Interest of______ percent ( %) of one hundred percent (100%) of all Company Interests and an initial Capital Account of $______________.

3. _______ hereby ratifies and adopts the entirety of the Company Agreement and agrees to accept all benefits granted to Members of the Company and to assume all obligations imposed on Members of the Company and to assume all obligations imposed on Members of the Company, including, without limitation, the obligation to make all Capital Contributions required of Members pursuant to Sections 9.1(b), 9.1(c) and 9.2 of the Company Agreement. The Company and ______ hereby acknowledge that ______ is not required to make an Initial Capital Contribution pursuant to Section 9.1(a) of the Company Agreement.

4. Exhibits B and D to the Company Agreement are hereby amended as to _______ and new Exhibits B and D are hereby substituted to the Company Agreement, which Exhibits are attached to this Admission Agreement, reflecting the admission of _______ as a Member of the Company (i) owning a ____ percent Company Interest and (ii) having an initial Capital Account of $______

5. Except as set forth in this Admission Agreement, the original terms and conditions of the Company Agreement shall remain in full force and effect.

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SouthStar Energy Services LLC

  By:___________________________
Title: _________________________

  By:___________________________
Title:_________________________

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Exhibit F

AMENDED AND RESTATED OPERATING POLICY

I. Definitions

1.1    Terms used herein shall have the meanings defined herein, or if such term is not defined herein, the meanings defined in the Second Amended and Restated Limited Liability Company Agreement of SouthStar Energy Services LLC effective September 1, 2013, as amended, restated or modified from time to time (the “LLC Agreement”).

1.2    Terms with unique or Company specific definitions may be indicated herein by the capitalization of the first letter of the word or words in such term.

1.3    The term “Budget” as used herein shall have the same meaning as the term Operating Budget, as such term is used in the LLC Agreement; provided, however, that the Budget for each Fiscal Year shall be presented to and approved by the Executive Committee by December 15 of the preceding Fiscal Year.

1.4    The term “Company” as used herein shall refer to SouthStar Energy Services LLC and its wholly owned Subsidiaries, as applicable.

1.5    The term “Direct Costs” as used herein shall include all direct payroll, transportation, travel, and out-of-pocket materials and supplies costs incurred by a Member Provider in connection with the rendering of said goods and services to the Company. In addition, with respect only to Direct Costs constituting payroll expenses, an additive of 35% shall be applied to such direct payroll expenses.

1.6    The term “Prime Rate” as used herein shall mean such per annum rate equal to the “Prime Rate” as in effect from time to time as published in the “Money Rates” section of the Wall Street Journal, or if such section or publication is no longer available, such other publication as reasonably determined by the Member Provider.

II. Intercompany Billing

2.1   Use of Goods and Services - From time to time, the Company may request that a Member or Affiliate of a Member (a “Member Provider”) provide goods and/or services to the Company that are not already the subject of a specific services contract or a contract otherwise approved by the Executive Committee in accordance with the LLC Agreement (an “Affiliate Transaction”). In such case, excluding Affiliate Transactions that have been previously approved by the Members (including through the Budget), all Direct Costs associated with the rendering of such goods and/or services will be billed to the Company by the Member Provider and paid by the Company on a monthly basis as set forth in this Operating Policy. Any Affiliate Transaction shall be on terms that are “arms-length” and fair to the Company or the disinterested Members; provided however, that any Affiliate Transaction in which the rates, terms or charges involved in the transaction: (a) are determined by competitive bids, (b) are made in the ordinary course of business of the Member Provider, (c) involve the rendering of services as a common or contract carrier or a public utility at rates or charges fixed in conformity with law or governmental authority or (d) are approved or recognized by the disinterested Member(s) with full knowledge of the facts and circumstances, are per-se fair and at arms-length. The Company will provide to the Members annually a summary of shared services Affiliated Transactions that are included in the Budget.

2.2   Accounting - Each Member Provider shall maintain adequate books and records with respect to the goods and/or services provided to the Company pursuant to Section 2.1 above, and each Member shall be responsible for maintaining internal controls to ensure the costs associated with those Member Provider’s Affiliate Transactions are properly, accurately and consistently accounted for and billed in accordance with this Operating Policy.

2.3   Invoicing, Payment - Within thirty (30) calendar days after the close of each month, a Member Provider providing goods and/or services to the Company pursuant to Section 2.1 above shall invoice the Company for such goods and/or services. Such invoices shall be payable by the Company within fifteen (15) calendar days of receipt. The invoice shall include an itemized list of charges, including a reasonably detailed description of the nature of the functions, goods and/or services provided. In addition, the Member Provider shall make available any and all records requested by the Company to support such charges to whatever extent the Company reasonably deems appropriate.
Should the Company fail to remit the full amount when due, interest on the unpaid portion shall accrue at a rate equal to two percent (2%) over the Prime Rate from the date such amount was due until paid. In the event the Company fails to notify the Member Provider by the due date of the invoice that the Company in good faith disagrees with or disputes all or a portion of the amount billed by that Member Provider to the Company, the Company and the Member Provider shall in good faith work to resolve the dispute. Amounts in dispute shall not accrue interest.

III. Delegation Of Authority Levels

Financial

3.1   Banking facilities (accounts, etc.) and transfer of funds/overnight investments – will be managed by Company personnel. Authority for managing day to day operational items is vested at the Officer level (or such Officer’s delegate).

3.2   Receivables Exposure – will be managed by the Company, including without limitation purchase of receivables agreements with utilities. These items will be day to day operational items and will be managed at the Officer level (or such Officer’s delegate).

3.3   Credit Facilities – as approved by the Executive Committee.

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3.4 Third party non-recourse borrowing, lending, or guarantees (as outlined in the LLC Agreement):

AMOUNT	AUTHORIZATION

≤$400,000 and Member guarantees	President or Controller if delegated by President

>$400,000	Unanimous Vote of Executive Committee

3.5    Financial Statements – Financial Statements will be provided by members of the Executive Committee within thirty (30) days after the close of each month. The statements shall consist of, but not be limited to, a balance sheet, an income statement, and a statement of cash flow (funds). Supporting schedules shall be prepared in compliance with generally accepted accounting principles consistently applied and be provided in detail sufficient to satisfy the requirements of the parent entities of the Members to prepare consolidated financial reports. To the extent Members have fiscal years different from the Company, the Company shall prepare its financial statements in a fashion that permits such Member to comply with its fiscal year reporting requirements.

Operations

The following limitations pertain to entering into natural gas purchase, sale, transportation, distribution or storage transactions:

3.6   Firm natural gas purchase, transportation or storage agreements must obtain the following approvals:

TERM LIMIT	AUTHORIZATION

≤5 YEARS	President or his delegate

>5 YEARS	Unanimous Vote of Executive Committee

3.7    Firm Gas Sales agreements must obtain the following approvals:

TERM LIMIT	AUTHORIZATION

≤5 YEARS	President or his delegate

>5 YEARS	Unanimous Vote of Executive Committee

3.8    Agreements with utilities for operations in markets approved by the Executive Committee, including without limitation purchase of receivables, billing and services agreements will be managed by the Company. These items will be day to day operational items and will be managed at the Officer level (or such Officer’s delegate).

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3.9   Other than as specifically specified otherwise in this Operating Policy, entering into, amending, modifying or terminating (other than in accordance of the terms of such agreement) any agreement (excluding gas supply or purchase agreements, described above) or commitment to acquire or transfer any asset involving aggregate consideration (including assumed actual and contingent liabilities) or receipts, or delivery or receipt of goods or services having a value in excess of:

AMOUNT	AUTHORIZATION
≤$400,000 or items set forth in the Budget	President or his delegate
>$400,000 for items not set forth in the Budget	Unanimous Vote of Executive Committee

Legal Matters

3.10    After legal review, the following are required for action:

AMOUNT	AUTHORIZATION
Any non-operational contracts with related parties or third parties (excluding office space and equipment or other categories specifically noted below):

≤$400,000 or items set forth in the Budget	Officer level or delegate

>$400,000 for items not set forth in the Budget	Unanimous Vote of Executive Committee

Energy standard contract forms	Officer level or delegate

Contracts w/non-standard payment provisions	President or his delegate

Standard gas sales and purchase contracts	Officer level or delegate

Filing a claim or lawsuit where amount claimed is ≤$100,000	President or his delegate

Settling a claim or lawsuit where fair market value of settlement amount is ≤$100,000	President or his delegate

External Communications

3.11    Third party communications should receive the following approvals prior to issuance:

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COMMUNICATIONS	AUTHORIZATION
Employee articles published as a representative of the Company or relating to the Company	President or his delegate

News media releases and planned
media interviews of employees or
Executive Committee members in
their roles as Executive Committee
members (other than updates to websites in the ordinary course of business)

The expected content shall be communicated one (1) business day prior to the interview or news release to each member of the Executive Committee. Formal press releases should be reviewed by the Executive Committee

Capital & Expense

3.12    The following authorizations are required for capital and operating expenditures:

CATEGORY	AUTHORIZATION
CAPITAL
Per Budget and LLC Agreement	Officer level or delegate
In excess of Budget and ≤ $400,000	President or his delegate

In excess of Budget and >$400,000	Unanimous Vote of Executive Committee
EXPENSE (other than bad debt)
Per Budget and LLC Agreement	Officer level or delegate
In excess of Budget and ≤ $400,000	President or his delegate

In excess of Budget and >$400,000	Unanimous Vote of Executive Committee

Personnel

3.13    The following authorizations are required for non-officer (non-vice president) personnel matters:

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EMPLOYEE ACTION	AUTHORIZATION
Promotions within Budget	President or his delegate
Salary increase/decrease within Budget	President or his delegate
Terminations	President or his delegate
Hiring within Budget	President or his delegate
Temporary employment	President or his delegate
Approval of annual short-term and long-term bonus structure	Compensation Committee of the Executive Committee

IV. Energy Credit Procedures

4.1   Credit Exposure – will be managed by the Company according to Risk Management Policy as approved by Unanimous Vote of the Executive Committee. These items will be day-to-day operational items and will be managed at the Officer level (or such Officer’s delegate).

4.2   Overrides of Credit Policy and/or the Credit Department – exceptions to the credit policy may be made only with the following approvals:

AMOUNT/DAYS	AUTHORIZATION
< $400,000 for 45 days	President or his delegate
< $400,000 for 90 days	Chairman of the Executive Committee and President
> $400,000	Executive Committee

4.3   Credit Evaluation – governed by the Company’s current Risk Management Policy as approved by Unanimous Vote of the Executive Committee.

V. Location of Business Offices

5.1    The location of the business offices shall be:

Headquarters: 817 West Peachtree Street Atlanta, Georgia 30308	Field Office: N/A

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VI. Risk Management Policy

6.1    Governed by the Company’s Risk Management Policy as approved by Unanimous Vote of the Executive Committee.

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EXHIBIT G

{FORM OF}
INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made and entered into as of the ___ day of January __ 2004 by AGL Resources Inc. (“AGLR”) and Piedmont Energy Partners, Inc. (“Piedmont”), collectively referred to herein as the “Parties”.

WHEREAS, Georgia Natural Gas Company (“GNGC”), a subsidiary of AGLR, and Piedmont Energy Company (“Piedmont Energy”), a subsidiary of Piedmont, are each members of SouthStar Energy Services LLC (“SouthStar”), a Delaware limited liability company, with GNGC and Piedmont Energy holding a _________ percent (___%) and _____ percent (___%) membership interest in SouthStar (each an “Company Interest”), respectively.

WHEREAS, AGLR is guarantor to SouthStar under various arrangements (each referred to herein as a “Guaranty”), pursuant to which AGLR has agreed to guarantee the obligations of SouthStar;

WHEREAS, each Party believes that it is in its best interest for AGLR to be indemnified against any losses it might incur as a result of its providing financial support for SouthStar under any Guaranty to the extent that AGLR is required to bear more than GNGC’s Company Interest of SouthStar’s obligations pursuant to such Guarantees;

WHEREAS, the Parties agree that Piedmont should indemnify AGLR for such losses up to the amount of Piedmont Energy’s Company Interest of such losses; and

WHEREAS, this Agreement sets forth the terms and conditions of the Parties’ mutual agreement;

In consideration of the benefit the each Party and its affiliates derive from AGLR providing financial support to SouthStar pursuant to any Guaranty the Parties agree as follows:

1.
Piedmont shall indemnify, defend and hold AGLR harmless against any losses, costs, fees, liabilities or other expenses AGLR may incur as a result of providing financial support for SouthStar under any Guaranty, as applicable (“Indemnified Expenses”); provided however, that Indemnified Expenses shall include only those amounts actually incurred by AGLR as a consequence of a third party invoking its right under any Guaranty.  The extent of obligation of Piedmont to indemnify AGLR shall be equal to the product of (a) the then-current Company Interest of Piedmont Energy, multiplied by (b) the Indemnified Expenses.  Notwithstanding any statement herein to the contrary, Piedmont shall not be liable to AGLR to the extent that the Indemnified Expenses resulted from AGLR’s negligence or misconduct.

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2.
AGLR shall invoice Piedmont (at the address set forth in numbered paragraph 6 below) no later than ten days prior to the end of each calendar month for Piedmont’s share (as calculated in Section 1 above) of the Indemnified Expenses due from the previous calendar month or any portion thereof.  Piedmont shall pay AGLR the amount of such invoice (via wire transfer to the account specified on the invoice) no later than the last day of the calendar month during which AGLR sent the invoice.

If Piedmont fails to pay all of the amount of any invoice when that amount becomes due, Piedmont shall pay AGLR a late charge on the unpaid balance that shall accrue daily on each calendar day from the due date at an annual rate equal to two percentage points above the then-effective monthly prime commercial lending rate per annum announced by Bank of America, N.A. from time to time multiplied by the unpaid balance; provided, that for any period that such rate exceeds any applicable maximum rate permitted by law, the rate shall equal the applicable maximum rate.

3.
This Agreement shall inure to the benefit of each Party, its successors, affiliates, assigns and creditors, and can be modified only by a written instrument signed by each Party.  Neither Party shall have the right to assign this Agreement nor its obligations hereunder to any person or entity without the prior written consent of the other, which shall not be unreasonable withheld.

4.	This Agreement shall be governed by, and construed in accordance with the internal laws (but not the laws concerning conflicts of laws) of the state of Delaware.

5.
Each Party represents and warrants to the other that it is authorized to indemnify the other under the terms of this Agreement, that it has all of the rights and powers necessary to do so, and that the individual signing below is authorized to bind the Party to its obligations under this Agreement.

6.
Notices hereunder must be given in writing (which may be a facsimile transmission) to be effective and shall be effective upon receipt by the applicable Party at the address set forth below or at such other address as either Party may notify the other:

If to AGLR:

By Mail:
AGL Resources Inc.
P.O. Box 4569
Atlanta, GA  30302-4569
Attention: Chief Financial Officer

By Facsimile: (404) 584-3419

By Courier:
AGL Resources Inc.
Ten Peachtree Place, Suite 1000
Atlanta, Georgia 30308
Attention: Chief Financial Officer

If to Piedmont:

[to come]

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7.
PIEDMONT HEREBY INTENTIONALLY AND VOLUNTARILY WAIVES ANY DEFENSE TO PAYMENT UNDER THIS AGREEMENT THAT IS BASED UPON OR ARISES OUT OFAGLR’S DIRECT OR INDIRECT OWNERSHIP OF AN EQUITY INTEREST IN SOUTHSTAR.

AGREED TO AND ENTERED INTO the date first written above by:

AGL Resources Inc.                                                                                    Piedmont Energy Partners, Inc.

By: _____________________                                                                By: ________________________
Title: ____________________                                                                Title: _______________________

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EXHIBIT H

{FORM OF}
CONVEYANCE AND ASSIGNMENT AGREEMENT

This Conveyance and Assignment Agreement (this "Agreement "), dated as of _______________, is entered into by and between Georgia Natural Gas Company, a Georgia corporation, (“GNGC”) and Piedmont Energy Company, a North Carolina corporation (“Piedmont”)

WHERAS, Piedmont and GNGC are each Members of SouthStar energy Services, LLC, A Delaware limited liability company (“SouthStar”);

WHEREAS, Piedmont has granted GNGC certain options to purchase its Company Interest in SouthStar and GNGC has exercised an option to purchase [all or a portion] of Piedmont’s Company Interest (the “Percentage Interest”) as provided herein.

NOW THEREFORE, in consideration of the premises and the agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the GNGC and Piedmont agree as follows:

ARTICLE 1

1.1 Conveyance. Piedmont hereby grants, sells, transfers, assigns and conveys to GNGC, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Percentage Interest for $__________________________ in cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and GNGC hereby accepts the Percentage Interest.

TO HAVE AND TO HOLD the Percentage Interest unto GNGC, its successors and assigns, together with all the rights and appurtenances thereto belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

1.2  Disclaimer of Warranties.

(a) PIEDMONT IS CONVEYING THE PERCENTAGE INTEREST WITHOUT REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY (ALL OF WHICH PIEDMONT HEREBY DISCLAIMS), AS TO TITLE OR ANY OTHER MATTER WHATSOEVER, EXCEPT AS PROVIDED HEREIN.

(b)           Piedmont and GNGC agree that the disclaimers contained in this Section 1.2 are "conspicuous" disclaimers. Any covenants implied by statute or law by the use of the words “grant,” “convey,” “bargain,” “sell,” “assign,” “transfer,” “deliver” or “set over” or any of them or any other words used in this Agreement are hereby expressly disclaimed, waived and negated.

ARTICLE 2

MISCELLANEOUS

2.1 Power of Attorney. Piedmont hereby constitutes and appoints GNGC, its successors and assigns, its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Piedmont, its successors and assigns, and for the benefit of GNGC, its successors and assigns, to demand and receive from time to time the Percentage Interest and to execute in the name of Piedmont and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of GNGC or Piedmont for the benefit of GNGC as may be appropriate, any and all proceedings at law, in equity or otherwise which GNGC, its successors and assigns may deem proper in order to collect, assert or enforce any claims, rights or titles of any kind in and to the Percentage Interest, and to defend and compromise any and all actions, suits or proceedings in respect of any of the Percentage Interest and to do any and all such acts and things in furtherance of this Agreement as GNGC, its successors or assigns shall deem advisable. Piedmont hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Piedmont, its successors or assigns or by operation of law.

2.2 Further Assurances. From time to time after the date hereof, and without any further consideration, Piedmont (or the general partner of Piedmont on behalf of Piedmont) shall execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (i) more fully to assure GNGC, its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges by this Agreement granted to GNGC or intended so to be and (ii) to more fully and effectively carry out the purposes and intent of this Agreement.

2.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

2.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflict of law.

2.5 Bill of Sale; Assignment. To the extent required by applicable law, this Agreement shall also constitute a “bill of sale” or “assignment” of the Percentage Interest.

(Signatures begin on following page)

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

Georgia Natural Gas Company

By:______________________________
Name: ___________________________
Title: ____________________________

Piedmont Energy Company

By:______________________________
Name: ___________________________
Title: ____________________________

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LIMITED LIABILITY COMPANY INTEREST POWER

FOR VALUE RECEIVED, Piedmont Energy Company. hereby sells, assigns and transfers unto Georgia Natural Gas Company ________________ percent (___%) of its limited liability company interests (the “Interests”) in SouthStar Energy Services, LLC, a Delaware limited liability company (the “Company”), which Interests constitutes _______________ percent (______%) of the issued and outstanding limited liability company interests in the Company, standing in its name on the books of the Company, but otherwise uncertificated, and does hereby irrevocably constitute and appoint the Secretary of the Company attorney to transfer the Interests on the books of the Company with full powers of substitution in the premises.

  Dated: _____________________________

Piedmont Energy Company

By:  ________________________
Name: ______________________
Title: _______________________

In the presence of:

_______________________

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